EXHIBIT 10.1

EXECUTION VERSION

MOTOROLA, INC.
(to be renamed Motorola Solutions, Inc.)

REVOLVING CREDIT AGREEMENT

Dated as of January 4, 2011

$1,500,000,000

J.P. MORGAN SECURITIES LLC,
CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,
and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and
Joint Book Runners

CITIBANK, N.A.,
as Syndication Agent

DEUTSCHE BANK SECURITIES INC.,

BANK OF AMERICA, N.A.,
as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

i

5.02.	Limitation on Types of Loans	34
5.03.	Illegality	35
5.04.	Treatment of Affected Loans	35
5.05.	Compensation	36
5.06.	Taxes	36
5.07.	Replacement of Banks	39
Section 6.	Conditions Precedent	39
6.01.	Effective Date	39
6.02.	Initial and Subsequent Loans	41
Section 7.	Representations and Warranties	42
7.01.	Corporate Existence	42
7.02.	Financial Condition	42
7.03.	Litigation	42
7.04.	No Breach	43
7.05.	Action	43
7.06.	Approvals	43
7.07.	Use of Credit	43
7.08.	ERISA	43
7.09.	Taxes	43
7.10.	Investment Company Act	44
7.11.	Environmental Matters	44
Section 8.	Covenants of the Company	44
8.01.	Financial Statements, Etc.	44
8.02.	Existence, Etc.	46
8.03.	Insurance	47
8.04.	Prohibition of Fundamental Changes	47
8.05.	Limitation on Liens	48
8.06.	Limitation on Sales and Leasebacks	50
8.07.	Leverage Ratio	50
8.08.	Interest Coverage Ratio	50
8.09.	Use of Proceeds	50
Section 9.	Events of Default	51
Section 10.	The Administrative Agent	53

ii

10.01.	Appointment, Powers and Immunities	53
10.02.	Reliance by Administrative Agent	54
10.03.	Defaults	54
10.04.	Rights as a Bank	54
10.05.	Indemnification	54
10.06.	Non-Reliance on Administrative Agent and Other Banks	55
10.07.	Failure to Act	55
10.08.	Resignation or Removal of Administrative Agent	55
10.09.	Arrangers, Syndication Agent and Documentation Agents, Etc.	56
Section 11.	Miscellaneous	56
11.01.	Waiver	56
11.02.	Notices	56
11.03.	Expenses, Etc.	57
11.04.	Amendments, Etc.	58
11.05.	Assignments and Participations	59
11.06.	Survival	62
11.07.	Captions	62
11.08.	Counterparts	62
11.09.	Governing Law; Submission to Jurisdiction	62
11.10.	Waiver of Jury Trial	62
11.11.	Treatment of Certain Information; Confidentiality	63
11.12.	USA Patriot Act	64

SCHEDULE 1 -		List of Commitments

EXHIBIT A-1	-	Form of Syndicated Note
EXHIBIT A-2	-	Form of Money Market Note
EXHIBIT B-1	-	Form of Opinion of Counsel to the Company
EXHIBIT B-2	-	Form of Opinion of Special Counsel to the Company
EXHIBIT C	-	Form of Money Market Quote Request
EXHIBIT D	-	Form of Money Market Quote
EXHIBIT E	-	Form of Confidentiality Agreement
EXHIBIT F	-	Form of Assignment and Assumption
EXHIBIT G	-	Form of Exemption Certificate

iii

REVOLVING CREDIT AGREEMENT dated as of January 4, 2011, between:

MOTOROLA, INC. (to be renamed Motorola Solutions, Inc.), a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”);

Each of the lenders that is a signatory hereto identified under the caption “BANKS” on the signature pages hereto or that, pursuant to Section 2.10 hereof or Section 11.05(b) hereof, shall become a “Bank” hereunder (individually, a “Bank” and, collectively, the “Banks”);

JPMORGAN CHASE BANK, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Company has requested that the Banks make loans to it in an aggregate principal amount not exceeding $1,500,000,000 at any one time outstanding for the general corporate purposes including commercial paper backup of the Company. The Banks are willing to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

Section 1.               Definitions and Accounting Matters.

1.01.        Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Additional Bank” shall have the meaning assigned to such term in Section 2.10 hereof.

“Additional Costs” shall have the meaning assigned to such term in Section 5.01(a) hereof.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Date” shall have the meaning assigned to such term in Section 4.06 hereof.

“Affiliate” shall mean, with respect to a specified Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean, on any date from and after the Effective Date, this Revolving Credit Agreement as in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Applicable Lending Office” shall mean, for each Bank and for each Type of Loan, the “Lending Office” of such Bank (or of an affiliate of such Bank) designated for such Type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type are to be made and maintained.

“Applicable Facility Fee Rate” and “Applicable Margin” shall mean, during any period when any Rating Group set forth below is applicable, with respect to any facility fee payable hereunder or interest on any Type of Syndicated Loan outstanding hereunder, the percentage set forth below opposite such fee or Type of Syndicated Loan under such Rating Group:

Fee or Loan	Rating Group I	Rating Group II	Rating Group III	Rating Group IV	Rating Group V
Facility Fee	0.15%	0.20%	0.25%	0.35%	0.50%
Eurodollar Loans	1.10%	1.30%	1.50%	1.65%	1.75%
Base Rate Loans	0.10%	0.30%	0.50%	0.65%	0.75%

For the purposes of this Agreement, any change in the Applicable Facility Fee Rate or Applicable Margin for any outstanding Syndicated Loans by reason of (a) a change in the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating shall become effective on the date of announcement or publication by the respective Rating Agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating and (b) any other change in the Rating Group shall become effective on the date of the occurrence of the event that resulted in such change in the Rating Group.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Bank and an assignee in substantially the form of Exhibit F hereto.

“Attributable Debt” shall mean, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum borne by the Senior Securities compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bank” shall have the meaning assigned to such term in the preamble hereto.

“Bankruptcy Code” shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loans” shall mean Syndicated Loans that bear interest at rates based upon the Base Rate.

“Basle Accord” shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Business Day” shall mean any day (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to the giving of notices or quotes in connection with a LIBOR Auction or to a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a Eurodollar Loan or a LIBOR Market Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Continuation, Conversion, or Interest Period, also on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control Notice” shall have the meaning assigned to such term in Section 2.09(b) hereof.

“Change of Control” shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (A) nominated by the board of directors of the Company or (B) appointed by directors so nominated.

“Class” shall have the meaning assigned to such term in Section 1.03 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to each Bank, the obligation of such Bank to make Syndicated Loans pursuant to Section 2.01 hereof in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set opposite such Bank’s name on Schedule 1 hereto under the caption “Commitment” (as the same may at any time or from time to time be reduced pursuant to Section 2.04 hereof or increased pursuant to Section 2.10 hereof or assumed at any time or from time to time pursuant to Section 11.05(b) hereof).

“Commitment Termination Date” shall mean June 30, 2014, provided that, if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Confidential Information” shall have the meaning assigned to such term in Section 11.11(b) hereof.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any constituting Funded Debt by reason of their being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.09 of a Syndicated Loan that is a Fixed Rate Loan from one Interest Period to the next Interest Period for such Loan.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.09 of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Bank (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Debt” shall mean, at any date of determination thereof, the sum of (i) the aggregate amount set forth as “long-term debt” (or a similar caption), including the current portion thereof, on a consolidated balance sheet of the Company and its Subsidiaries as of such date in accordance with GAAP and (ii) the aggregate amount of notes payable as set forth on such balance sheet as of such date.

“Default” shall mean any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Bank” shall mean any Bank, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the control or ownership existing as of the Closing Date of an equity interest in that Bank or direct or indirect parent company thereof by a Governmental Authority.

“Departing Bank” shall have the meaning assigned to such term in Section 5.07 hereof.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean (i) Motorola Credit and (ii) any other Subsidiary of the Company, except any such Subsidiary (x) that neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America or (y) which is engaged primarily in financing the operations of the Company or its Subsidiaries outside the United States of America.

“EBITDA” shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) earnings before taxes (and before income or loss attributable to unconsolidated affiliates) for such period plus (b) in each case to the extent deducted in determining earnings for such period, Net Interest Expense, depreciation and amortization, non-cash charges for reorganization of business and other non-cash charges for such period, provided that if on or after the date any such charge is taken, a cash expenditure with respect to any such non-cash charge is made within the four quarter test period which includes such non-cash charge, then the amount of such cash expenditure shall reduce earnings when paid for purposes of determining EBITDA for such period, plus (c) to the extent deducted in determining earnings for such period, nonrecurring cash charges or expenditures made in such period up to an aggregate amount not to exceed $125,000,000 in any four fiscal quarter period, minus (d) gains on sales of investments and businesses for such period (to the extent included in determining earnings for such period), plus (e) losses on sales of investments and businesses for such period (to the extent deducted in determining earnings for such period), plus (f) to the extent deducted in determining earnings for such period, nonrecurring charges incurred in connection with the Spin-Off.

“Effective Date” shall mean the date upon which the conditions set forth in Section 6.01 hereof shall have been satisfied (or waived in accordance with Section 11.04 hereof).

“Environmental Laws” shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equal and Ratable Sharing Clause” shall mean, with respect to any Person, any provision in any agreement or arrangement under which such Person or any of its Subsidiaries is obligated in respect of any Debt (herein, the “Relevant Debt”) which provision restricts such Person or such Subsidiary from incurring, issuing, assuming, or guaranteeing any Debt secured by any Lien without equally and ratably securing such Relevant Debt.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of any group of organizations that is treated as a single employer (i) described in Section 414(b) or (c) of the Code of which the Company is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which the Company is a member.

“ERISA Event” shall mean: (a)  any Reportable Event; (b) the failure of the Company or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by the

Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the failure by the Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (h) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA).

“Eurodollar Loans” shall mean Syndicated Loans that bear interest at rates based on rates referred to in the definition of “Fixed Base Rate” in this Section 1.01.

“Eurodollar Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the Fixed Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

“Event of Default” shall have the meaning assigned to such term in Section 9 hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder or under any Loan Document, (a) taxes imposed on or measured by its gross or net income (however denominated), branch profit taxes and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such recipient and such jurisdiction imposing such tax other than a connection arising as a result of the recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document or, in the case of any Bank, in which its applicable lending office is located; (b) any branch profits tax; (c) in the case of the Administrative Agent or any Bank, any withholding tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party hereto (or designates a new lending office) or is attributable to such recipient’s failure or inability (other than by reason of a Change in Law) to comply with Section 5.6(e), Section 5.6(f) or Section 5.6(g), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 5.6(a); (c) United States backup withholding taxes; and (d) Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean the Five-Year Credit Agreement dated as of December 14, 2006 among the Company, the lenders named therein, JPMorgan and Citibank, N.A., Inc., as administrative agents for such lenders and JPMorgan, as operations agent for such lenders, as amended, amended and restated, supplemented or otherwise modified on or prior to the date hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof, provided, however, FATCA shall also include any amendments to Sections 1471 through 1474 of the Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to JPMorgan on such Business Day on such transactions as determined by the Administrative Agent.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Fitch Rating” shall mean, as of any date of determination thereof, the “Issuer Rating” most recently published by Fitch relating to the senior unsecured non-credit enhanced long term debt securities of or guaranteed by the Company then outstanding.

“Fixed Base Rate” shall mean, with respect to any Fixed Rate Loan for any Interest Period therefor:

(a)           the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) appearing on the Reuters Screen LIBO Page (or such other page as may replace that page in that service) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period as the London Interbank Offered Rate for Dollar deposits having a term comparable to such Interest Period and in an amount of $1,000,000 or more; or

(b)           if such rate does not appear on the Reuters Screen LIBO Page or, if said page shall cease to be publicly available or if the information contained on said page, in the reasonable judgment of the Majority Banks, shall cease to accurately reflect the rate offered by leading banks in the London interbank market (“London Interbank Offered Rate”) as reported by any publicly available source of similar market data selected by the Majority Banks that, in the reasonable judgment of the Majority Banks, accurately reflects the London Interbank Offered Rate, the Fixed Base Rate shall mean, with respect to any Fixed Rate Loan for any Interest Period, the arithmetic mean, as determined by the

Administrative Agent, of the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by each Reference Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period for the offering by such Reference Bank to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Fixed Rate Loan to be made by such Reference Bank (or its Applicable Lending Office, as the case may be) for such Interest Period; provided that (i) if any Reference Bank is not participating in any Eurodollar Loan for any Interest Period therefor, the Fixed Base Rate for such Loan shall be determined by reference to the amount of the Loan which such Reference Bank would have made, or had outstanding during such Interest Period, had it been participating in such Loan during such Interest Period, (ii) in determining the Fixed Base Rate with respect to any LIBOR Market Loan, each Reference Bank shall be deemed to have made a LIBOR Market Loan in an amount equal to $1,000,000, (iii) each Reference Bank agrees to use its best efforts to furnish timely information to the Administrative Agent for purposes of determining the Fixed Base Rate and (iv) if any Reference Bank does not furnish such timely information for determination of the Fixed Base Rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

“Fixed Rate Loans” shall mean Eurodollar Loans and, for the purposes of the definitions of “Fixed Base Rate” and “Interest Period” in this Section 1.01 and in Section 5 hereof, LIBOR Market Loans.

“Funded Debt” shall mean all Debt having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the respective borrower.

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Increased Commitment Date” shall have the meaning assigned to such term in Section 2.10 hereof.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person (other than import letters of credit and import banker’s acceptances arising in the ordinary course of such Person’s business); (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Period” shall mean:

(a)           for any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Loan of another Type or (in the event of a Continuation) the last day of the next preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month (or, if consented to by each Bank, the ninth or twelfth calendar month) thereafter, as the Company may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(b)           with respect to any Set Rate Loan, the period commencing on the date such Set Rate Loan is made and ending on any Business Day not less than seven and not more than 180 days thereafter, as the Company may select as provided in Section 2.03(b) hereof; and

(c)           with respect to any LIBOR Market Loan, the period commencing on the date such LIBOR Market Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 2.03(b) hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) if any Interest Period for any Loan would otherwise end after the Commitment Termination Date in existence at the time such Interest Period is selected, such Interest Period shall not be available hereunder; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for a Fixed Rate Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clauses (i) and (ii) above, no Interest Period for any Fixed Rate Loan shall have a duration of less than one month and, if any Interest Period for any Fixed Rate Loan would otherwise be a shorter period, such Interest Period shall not be available hereunder.

“Inventory” shall mean all raw materials, work-in-process and finished products from time to time manufactured or consumed by the Company or any Domestic Subsidiary in the ordinary course of business.

“IRS” shall mean U.S. Internal Revenue Service.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“LIBO Margin” shall have the meaning assigned to such term in Section 2.03(c)(iii) hereof.

“LIBO Rate” shall mean, for any LIBOR Market Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the rate of interest specified in the definition of “Fixed Base Rate” in this Section 1.01 for the Interest Period for such Loan divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

“LIBOR Auction” shall mean a solicitation of Money Market Quotes setting forth LIBO Margins based on the LIBO Rate pursuant to Section 2.03 hereof.

“LIBOR Market Loans” shall mean Money Market Loans interest rates on which are determined on the basis of LIBO Rates pursuant to a LIBOR Auction.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loan Documents” shall mean this Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loans” shall mean Syndicated Loans and Money Market Loans.

“Majority Banks” shall mean Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Banks holding more than 50% of the aggregate unpaid principal amount of the Loans.

“Margin Stock” shall mean “margin stock” within the meaning of Regulations U and X.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or of the Notes.

“Material Domestic Subsidiary” shall mean, at any time, (i) Motorola Credit and (ii) any other Domestic Subsidiary of the Company that as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC, provided that the Company may designate any Domestic Subsidiary as a “Material Domestic Subsidiary” for the purposes of Section 8.05 hereof.

“Money Market Borrowing” shall have the meaning assigned to such term in Section 2.03(b) hereof.

“Money Market Loan Limit” shall have the meaning assigned to such term in Section 2.03(c) hereof.

“Money Market Loans” shall mean the loans provided for by Section 2.03 hereof.

“Money Market Quote” shall mean an offer in accordance with Section 2.03(c) hereof by a Bank to make a Money Market Loan with one single specified interest rate.

“Money Market Quote Request” shall have the meaning assigned to such term in Section 2.03(b) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moody’s Rating” shall mean, as of any date of determination thereof, the “Issuer Rating” most recently published by Moody’s relating to the senior unsecured non-credit enhanced long term debt securities of or Guaranteed by the Company then outstanding.

“Motorola Credit” shall mean Motorola Credit Corporation, a Delaware corporation or any successor thereto.

“Motorola Receivables Corporation” shall mean Motorola Receivables Corporation LLC, a Delaware limited liability company.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any of its ERISA Affiliates and that is covered by Title IV of ERISA.

“Net Interest Expense” shall mean, for any period, net interest expense for such period for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Net Worth” shall mean, as at any date, the amount of total stockholders’ equity for the Company and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Non-Excluded Taxes” shall mean taxes, levies, import duties, charges, fees, deductions or withholdings now or hereafter imposed, levied or assessed by any Governmental Authority other than Excluded Taxes.

“Non-U.S. Bank” shall mean a Bank that is not a U.S. Person.

“Notes” shall mean any promissory notes issued pursuant to Section 2.08(d) hereof.

“Notice of Default” shall have the meaning assigned to such term in Section 8.01(e) hereof.

“Other Taxes” shall have the meaning set forth in Section 11.03.

“Participant” shall have the meaning assigned to such term in Section 11.05(e) hereof.

“Participant Register” shall have the meaning assigned to such term in Section 11.05(e).

“Payor” shall have the meaning assigned to such term in Section 4.06 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Receivables Liens” shall have the meaning assigned to such term in Section 8.05 hereof.

“Permitted Receivables Transfer” shall have the meaning assigned to such term in Section 8.05 hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, unincorporated organization, business trust, joint stock company, trust, Governmental Authority or other entity of whatever nature.

“Plan” shall mean an employee benefit or other plan that is covered by Title IV of ERISA, other than a Multiemployer Plan, in respect of which the Company or any of its ERISA Affiliates is (or, if such Plan were terminated, would, under Section 4062 or Section 4069 of the ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to 2% plus the Base Rate as in effect from time to time (provided that, if the amount so in default is principal of a Fixed Rate Loan or a Money Market Loan and the due date thereof is a day other than the last day of such Interest Period therefor, the “Post-Default Rate” for such principal shall be, for the period from and including such due date to but excluding the last day of such Interest Period, 2% plus the interest rate for such Loan as provided in Section 3.02 hereof and, thereafter, the rate provided for above in this definition).

“Prime Rate” shall mean the rate of interest from time to time announced by JPMorgan at its principal office as its prime commercial lending rate.

“Principal Property” shall mean any single parcel of real estate, manufacturing plant or warehouse owned or leased by the Company or any Domestic Subsidiary which is located within the United States of America and the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (a) which is a pollution control or other facility financed by obligations issued by a State or local government unit and described in Section 141(a), 142(a)(5), 142(a)(6) or 144(a) of the Code, or any successor provision thereof, or (b) which, in the opinion of the board of directors of the Company or any duly authorized committee thereof, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Bank” shall have the meaning assigned to such term in Section 5.07 hereof.

“Quarterly Dates” shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Quotation Date” shall have the meaning assigned to such term in Section 2.03(b)(v) hereof.

“Rating” shall mean the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating.

“Rating Agency” shall mean Moody’s, Standard & Poor’s or Fitch, as applicable.

“Rating Group” shall mean any of Rating Group I, Rating Group II, Rating Group III, Rating Group IV and Rating Group V, each defined as follows:

“Rating Group I” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing and (b) the Moody’s Rating is at or above A3 or the Standard & Poor’s Rating is at or above A- or the Fitch Rating is at or above A-.

“Rating Group II” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa1 or the Standard & Poor’s Rating is at or above BBB+ or the Fitch Rating is at or above BBB+ and (c) Rating Group I is not in effect;

“Rating Group III” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa2 or the Standard & Poor’s Rating is at or above BBB or the Fitch Rating is at or above BBB and (c) neither Rating Group I nor Rating Group II is in effect;

“Rating Group IV” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa3 or the Standard & Poor’s Rating is at or above BBB- or the Fitch Rating is at or above BBB- and (c) none of Rating Group I, Rating Group II or Rating Group III is in effect; and

“Rating Group V” shall mean ratings during a period when none of Rating Group I, Rating Group II, Rating Group III or Rating Group IV is in effect;

provided that, (A) if two or more of the Moody’s Rating, the Standard & Poor’s Rating and the Fitch Rating fall into different Rating levels, then the applicable Rating Group shall be determined by reference to the two highest of such Ratings and (B) if such two highest Ratings fall into different Rating levels and one of such Ratings is (i) no more than one Rating level higher than the other then the applicable Rating Group shall be determined by reference to the lower of such Ratings and (ii) two or more Rating levels lower than the other of such Ratings, then the applicable Rating Group shall be determined by reference to a hypothetical Rating that would fall into the Rating level that is one higher than the Rating level into which the lower of such Ratings falls.

“Receivables” shall mean all accounts receivable of the Company or any Domestic Subsidiary arising out of the sale of Inventory, or the provision of services by the Company or any Domestic Subsidiary, in the ordinary course of business.

“Recipient” shall mean as applicable, the Administrative Agent and any Bank.

“Reference Banks” shall mean JPMorgan and Citibank, N.A. (or their respective Applicable Lending Offices, as the case may be).

“Register” shall have the meaning assigned to such term in Section 11.05(c) hereof.

“Regulations A, D, U and X” shall mean, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Change” shall mean, with respect to any Bank, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which the requirements to provide notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Payment” shall have the meaning assigned to such term in Section 4.06 hereof.

“Requirement of Law” shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Loan or LIBOR Market Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Fixed Base Rate for Eurodollar Loans or LIBOR Market Loans (as the case may be) for any Interest Period is to be determined as provided in the definition of “Fixed Base Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans or LIBOR Market Loans.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 8.06 hereof.

“SEC” shall mean the Securities and Exchange Commission or any governmental authority succeeding to its principal functions.

“Senior Indenture” shall mean the Senior Indenture dated as of May 1, 1995 between The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One Trust Company, N.A., as successor to Harris Trust and Savings Bank), as trustee, and Motorola, Inc., as such Senior Indenture shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Senior Securities” shall mean the Securities issued pursuant to the Senior Indenture.

“Set Rate” shall have the meaning assigned to such term in Section 2.03(c)(iv) hereof.

“Set Rate Auction” shall mean a solicitation of Money Market Quotes setting forth Set Rates pursuant to Section 2.03 hereof.

“Set Rate Loans” shall mean Money Market Loans the interest rates on which are determined on the basis of Set Rates pursuant to a Set Rate Auction.

“Special Counsel” shall mean Simpson Thacher & Bartlett LLP, special New York counsel to JPMorgan.

“Spin-Off” shall mean the spin-off of Motorola Mobility Holdings, Inc.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Service, a Division of the McGraw-Hill Companies, Inc.

“Standard and Poor’s Rating” shall mean, as of any date of determination thereof, the corporate credit rating most recently published by Standard & Poor’s relating to the senior unsecured non-credit enhanced long term debt securities of or Guaranteed by the Company then outstanding.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purpose of Sections 7.03, 7.08, 7.09 and 7.11 hereof and the last sentence of Section 7.02, in each case prior to the Effective Date, Motorola Mobility Holdings, Inc. and its Subsidiaries shall be deemed not to be Subsidiaries of the Company.

“Syndicated Loans” shall mean the loans provided for by Section 2.01 hereof, which may be Base Rate Loans and/or Eurodollar Loans.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type” shall have the meaning assigned to such term in Section 1.03 hereof.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation or other similar legal entity, directors’ qualifying shares or shares held by residents of the jurisdiction in which such corporation or other similar legal entity is organized as required by the law of such jurisdiction) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean the Company and the Administrative Agent.

1.02.                        Accounting Terms and Determinations.

(a)                                  Accounting Terms Generally. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Banks hereunder (which, prior to the delivery of the first financial statements under Section 8.01 hereof, shall mean the audited financial statements as at, and for the fiscal year ended, December 31, 2009 referred to in Section 7.02 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Banks pursuant to Section 8.01 hereof (or, prior to the delivery of the first financial statements under Section 8.01 hereof, used in the preparation of the audited financial statements as at December 31, 2009 referred to in Section 7.02 hereof) unless

(i)                                     the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or

(ii)                                  the Majority Banks shall so object in writing within 30 days after delivery of such financial statements,

in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under

Section 8.01 hereof, shall mean the audited financial statements as at, and for the fiscal year ended, December 31, 2009 referred to in Section 7.02 hereof).

(b)                                 Changes in Fiscal Periods. The Company shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

1.03.                        Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type”. The “Class” of a Loan refers to whether such Loan is a Money Market Loan or a Syndicated Loan, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan, a Eurodollar Loan, a Set Rate Loan or a LIBOR Market Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

Section 2.                                            Commitments, Loans and Prepayments.

2.01.                        Syndicated Loans. Each Bank severally agrees, on the terms and conditions of this Agreement, to make loans to the Company in Dollars during the period from and including the Effective Date to but not including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Commitment of such Bank as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Commitments, and may Convert Syndicated Loans of one Type into Syndicated Loans of another Type (as provided in Section 2.09) or Continue Syndicated Loans of one Type as Syndicated Loans of the same Type (as provided in Section 2.09); provided that no more than six separate Interest Periods in respect of Eurodollar Loans from each Bank may be outstanding at any one time.

2.02.                        Borrowings of Syndicated Loans. The Company shall give the Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time on the date specified for each borrowing of Syndicated Loans hereunder, each Bank shall make available the amount of the Syndicated Loan or Loans to be made by it on such date to the Administrative Agent, at an account in New York designated by the Administrative Agent, in immediately available funds, for account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company designated by the Company.

2.03.                        Money Market Loans.

(a)                                  Types of Money Market Loans. In addition to borrowings of Syndicated Loans, at any time prior to the Commitment Termination Date the Company may, as set forth in this Section 2.03, request the Banks to make offers to make Money Market Loans to the

Company in Dollars. The Banks may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.03. Money Market Loans may be LIBOR Market Loans or Set Rate Loans (each a “Type” of Money Market Loan), provided that:

(i)                                     there may be no more than fifteen different Interest Periods for both Syndicated Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous); and

(ii)                                  the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments at such time.

(b)                                 Requests by Company. When the Company wishes to request offers to make Money Market Loans, the Company shall give the Administrative Agent (which shall promptly notify the Banks) notice (a “Money Market Quote Request”) so as to be received no later than 11:00 a.m. New York time on (x) the fourth Business Day prior to the date of borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of borrowing proposed therein, in the case of a Set Rate Auction (or, in any such case, such other time and date as the Company and the Administrative Agent, with the consent of the Majority Banks, may agree). Offers to make Money Market Loans may be requested for up to six different Interest Periods in a single notice (for which purpose Interest Periods in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous); provided that the request for each separate Interest Period shall be deemed to be a separate Money Market Quote Request for a separate borrowing (a “Money Market Borrowing”). Each such notice shall be substantially in the form of Exhibit C hereto and shall specify as to each Money Market Borrowing:

(i)                                     the proposed date of such borrowing, which shall be a Business Day;

(ii)                                  the aggregate amount of such Money Market Borrowing, which shall be at least $20,000,000 (or a larger multiple of $1,000,000) but shall not cause the limits specified in Section 2.03(a) hereof to be violated;

(iii)                               the duration of the Interest Period applicable thereto;

(iv)                              whether the Money Market Quotes requested for a particular Interest Period are seeking quotes for LIBOR Market Loans or Set Rate Loans; and

(v)                                 if the Money Market Quotes requested are seeking quotes for Set Rate Loans, the date on which the Money Market Quotes are to be submitted if it is before the proposed date of borrowing (the date on which such Money Market Quotes are to be submitted is called the “Quotation Date”).

Except as otherwise provided in this Section 2.03(b), no Money Market Quote Request shall be given within five Business Days (or such lesser number of days as the Administrative Agent may agree) of any other Money Market Quote Request.

(c)                                  Quotes by Banks. Each Bank may submit one or more Money Market Quotes, each constituting an offer to make a Money Market Loan in response to any Money Market Quote Request; provided that, if the Company’s request under Section 2.03(b) hereof specified more than one Interest Period, such Bank may make a single submission containing one or more Money Market Quotes for each such Interest Period. Each Money Market Quote must be submitted to the Administrative Agent not later than (x) 2:00 p.m. New York time on the fourth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 10:00 a.m. New York time on the Quotation Date, in the case of a Set Rate Auction (or, in any such case, such other time and date as the Company and the Administrative Agent, with the consent of the Majority Banks, may agree); provided that any Money Market Quote may be submitted by JPMorgan (or its Applicable Lending Office) only if JPMorgan (or such Applicable Lending Office) notifies the Company of the terms of the offer contained therein not later than (x) 1:00 p.m. New York time on the fourth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) 9:45 a.m. New York time on the Quotation Date, in the case of a Set Rate Auction. Subject to Sections 5.02(b), 5.03, 6.02 and 9 hereof, any Money Market Quote so made shall be irrevocable except with the consent of the Administrative Agent given on the instructions of the Company. Each Money Market Quote shall be substantially in the form of Exhibit D hereto and shall specify:

(i)                                     the proposed date of borrowing and the Interest Period therefor;

(ii)                                  the principal amount of the Money Market Loan for which each such offer is being made, which principal amount shall be at least $5,000,000 (or a larger multiple of $1,000,000); provided that the aggregate principal amount of all Money Market Loans for which a Bank submits Money Market Quotes (x) may be greater or less than the Commitment of such Bank but (y) may not exceed the principal amount of the Money Market Borrowing for a particular Interest Period for which offers were requested;

(iii)                               in the case of a LIBOR Auction, the margin above or below the applicable LIBO Rate (the “LIBO Margin”) offered for each such Money Market Loan, expressed as a percentage (rounded to the nearest 1/10,000th of 1%) to be added to or subtracted from the applicable LIBO Rate;

(iv)                              in the case of a Set Rate Auction, the rate of interest per annum (rounded to the nearest 1/10,000th of 1%) offered for each such Money Market Loan (the “Set Rate”); and

(v)                                 the identity of the quoting Bank.

Unless otherwise agreed by the Administrative Agent and the Company, no Money Market Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request and, in particular, no Money Market Quote may be conditioned upon acceptance by the Company of all (or some specified minimum) of the principal amount of the Money Market Loan for which such Money Market Quote is being made, provided that the submission by any Bank containing more than one Money Market Quote may be conditioned on the Company not accepting offers contained in such submission that would result in such Bank making Money Market Loans pursuant thereto in excess of a specified amount (the “Money Market Loan Limit”).

(d)                                 Notification by Administrative Agent. The Administrative Agent shall (x) in the case of a Set Rate Auction, as promptly as practicable after the Money Market Quote is submitted (but in any event not later than 10:15 a.m. New York time on the Quotation Date) or (y) in the case of a LIBOR Auction, by 4:00 p.m. New York time on the day a Money Market Quote is submitted, notify the Company of the terms (i) of any Money Market Quote submitted by a Bank that is in accordance with Section 2.03(c) hereof and (ii) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent’s notice to the Company shall specify (A) the aggregate principal amount of the Money Market Borrowing for which offers have been received and (B) the respective principal amounts and LIBO Margins or Set Rates, as the case may be, so offered by each Bank (identifying the Bank that made each Money Market Quote).

(e)                                  Acceptance by Company. Not later than 11:00 a.m. New York time on (x) the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (y) the Quotation Date, in the case of a Set Rate Auction (or, in any such case, such other time and date as the Company and the Administrative Agent, with the consent of the Majority Banks, may agree), the Company shall notify the Administrative Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.03(d) hereof (which notice shall specify the aggregate principal amount of offers from each Bank for each Interest Period that are accepted, it being understood that the failure of the Company to give such notice by such time shall constitute nonacceptance) and the Administrative Agent shall promptly notify each affected Bank. The notice from the Administrative Agent shall also specify the aggregate principal amount of offers for each Interest Period that were accepted and the lowest and highest LIBO Margins and Set Rates that were accepted for each Interest Period. The Company may accept any Money Market Quote in whole or in part (provided that any Money Market Quote accepted in part shall be at least $5,000,000 or a larger multiple of $1,000,000); provided that:

(i)                                     the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii)                                  the aggregate principal amount of each Money Market Borrowing shall be at least $20,000,000 (or a larger multiple of $1,000,000) but shall not cause the limits specified in Section 2.03(a) hereof to be violated;

(iii)                               acceptance of offers may, subject to clause (v) below, be made only in ascending order of LIBO Margins or Set Rates, as the case may be, in each case beginning with the lowest rate so offered;

(iv)                              the Company may not accept any offer where the Administrative Agent has advised the Company that such offer fails to comply with Section 2.03(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.03(a) hereof); and

(v)                                 the aggregate principal amount of each Money Market Borrowing from any Bank may not exceed any applicable Money Market Loan Limit of such Bank.

If offers are made by two or more Banks with the same LIBO Margins or Set Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Company among such Banks as nearly as possible (in amounts of at least $5,000,000 or larger multiples of $1,000,000) in proportion to the aggregate principal amount of such offers. Determinations by the Company of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

(f)                                    Funding of Money Market Loans. Any Bank whose offer to make any Money Market Loan has been accepted in accordance with the terms and conditions of this Section 2.03 shall, not later than 1:00 p.m. New York time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at an account in New York designated by the Administrative Agent in immediately available funds, for account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company on such date by depositing the same, in immediately available funds, in an account of the Company designated by the Company.

(g)                                 Utilization of Commitments. Except for the purpose and to the extent expressly stated in Sections 2.04(b) hereof, the amount of any Money Market Loan made by any Bank shall not constitute a utilization of such Bank’s Commitment.

(h)                                 Request Fee. The Company shall pay to the Administrative Agent a fee of $3,000 each time the Company gives a Money Market Quote Request to the Administrative Agent.

2.04.                        Changes of Commitments.

(a)                                  Reduction on Commitment Termination Date. The aggregate amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date.

(b)                                 Optional Reductions of Commitments. The Company shall have the right at any time or from time to time (i) so long as no Syndicated Loans or Money Market Loans are outstanding, to terminate the Commitments and (ii) to reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate principal amount of all Money Market Loans); provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.05 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to $25,000,000 (or a larger multiple of $1,000,000).

(c)                                  No Reinstatement of Commitments. The Commitments once terminated or reduced may not be reinstated.

2.05.                        Facility Fee.  The Company shall pay to the Administrative Agent for the account of each Bank a facility fee on the daily average amount of such Bank’s Commitment (whether used or unused), for the period from and including the Effective Date to but not including the earlier of the date such Commitment is terminated and the Commitment Termination Date, at a rate per annum equal to the Applicable Facility Fee Rate. Accrued facility fees shall be payable on each Quarterly Date and on the earlier of the date the Commitments are terminated and the Commitment Termination Date

2.06.                        Lending Offices. The Loans of each Type made by each Bank shall be made and maintained at such Bank’s Applicable Lending Office for Loans of such Type.

2.07.                        Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank, and (except as otherwise provided in Section 4.06 hereof) no Bank shall have any obligation to the Administrative Agent or any other Bank for the failure by such Bank to make any Loan required to be made by such Bank. The amounts payable by the Company at any time hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.08.                        Evidence of Debt.

(a)                                  Records by Banks. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b)                                 Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and an Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent from the Company hereunder for the account of the Banks and each Bank’s share thereof.

(c)                                  Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay its Loans in accordance with the terms of this Agreement.

(d)                                 Notes. Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank in the form of Exhibit A-1 hereto (to evidence Syndicated Loans) or Exhibit A-2 hereto (to evidence Money Market Loans).

2.09.                        Prepayments and Conversions or Continuations of Loans.

(a)                                  Optional Prepayments and Conversions or Continuations of Loans. Subject to Sections 4.04 and 5.05 hereof, Syndicated Loans may from time to time be prepaid, may be Converted from one Type of Syndicated Loans into another Type and may be Continued as Syndicated Loans of the same Type, provided that, the Company shall give the Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder). Money Market Loans may not be prepaid. Notwithstanding the foregoing, and without limiting the rights and remedies of the Banks under Section 9, if any Event of Default has occurred and is continuing and the Administrative Agent (whether at its own election or at the direction of the Majority Banks) so notifies the Company, then, so long as an Event of Default is continuing (i) the right of the Company to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan, shall be suspended and (ii) all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) into, or Continued as, as the case may be, Base Rate Loans.

(b)                                 Mandatory Prepayments. Promptly, but in any event no later than three Business Days after any Change of Control, the Company shall provide the Banks with written notice thereof (a “Change of Control Notice”). Upon the occurrence of any Change of Control (or at any time within 120 days thereafter), the Majority Banks may, by notice to the Company through the Administrative Agent, effective upon a date specified in such notice, (i) terminate the Commitments hereunder and (ii) demand that the outstanding principal amount of all Loans and all accrued and unpaid interest thereon, together with all other amounts payable by the Company under this Agreement, be paid in full, and on such date the Company agrees to so pay such outstanding principal, interest and other amounts. Amounts prepaid hereunder may not be reborrowed.

2.10.                        Increase in Commitments. The Company shall have the right at any time to increase the aggregate Commitments hereunder to the extent that the sum of the aggregate Commitments hereunder do not exceed $2,000,000,000 by adding to this Agreement one or more other banks (which may include any Bank, with the consent of such Bank, each such bank an “Additional Bank”) with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), each of which Additional Banks shall have entered into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Bank shall undertake a Commitment (if any such Additional Bank is a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder) which such Commitment shall be in an amount at least equal to $10,000,000 or a larger multiple of $1,000,000, and upon the effectiveness of such agreement (the date of the effectiveness of any such agreement being hereinafter referred to as the “Increased Commitment Date”) such Additional Bank shall thereupon become a “Bank” for all purposes of this Agreement.

Notwithstanding the foregoing, the increase in the aggregate Commitments hereunder pursuant to this Section 2.10 shall not be effective unless:

(i)                                     the Company shall have given the Administrative Agent notice of any such increase at least 3 Business Days prior to any such Increased Commitment Date;

(ii)                                  no Default or Event of Default shall have occurred and be continuing as of the date of the notice referred to in the foregoing clause (i) or on the Increased Commitment Date; and

(iii)                               if any Syndicated Loan shall be outstanding hereunder, the Company shall have borrowed from each of the Additional Banks, and the Additional Banks shall have made, Syndicated Loans to the Company (in the case of Syndicated Eurodollar Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), and (notwithstanding the provisions of Section 4.02 hereof requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Syndicated Loans held by the Banks) the Company shall have prepaid Syndicated Loans held by the other Banks in such amounts as may be necessary, so that after giving effect to such Loans and prepayments, the Syndicated Loans (and Interest Period(s) of Syndicated Eurodollar Loan(s)) shall be held by the Banks pro rata in accordance with the respective amounts of their Commitments (as so increased).

Promptly following any increase of Commitments pursuant to this Section, the Administrative Agent shall provide notice thereof to each of the Banks.

2.11.                        Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)                                  Fees shall cease to accrue on the unused Commitment of such Defaulting Bank pursuant to Section 2.05 and notwithstanding Section 2.05, the facility fee for any such Bank shall be calculated based on the daily amount of such Bank’s Loans outstanding rather than upon its Commitment.

(b)                                 The Commitments and Loans of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.04); provided that any waiver, amendment or modification (x) increasing or extending the term of the Commitment of such Defaulting Bank or (y) requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall, in each case, require the consent of such Defaulting Bank;

(c)                                  Any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 4.07(b) but excluding Section 5.07) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, (iii) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Bank in respect of any Loans under this Agreement, (iv) fourth, to the payment of any amounts then owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, (v) fifth, to the payment of any amounts then owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided, with respect to this clause (vi), that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 6.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank.

In the event that the Administrative Agent and the Company each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then on such date such previously Defaulting Bank shall purchase at par such of the Loans of the other Banks (other than Money Market Loans) as the Administrative Agent shall determine may be necessary in order for such previously Defaulting Bank to hold such Loans in accordance with the percentage of Commitments represented by such previously Defaulting Bank’s Commitment.

Section 3.                                            Payments of Principal and Interest.

3.01.                        Repayment of Loans.

(a)                                  Syndicated Loans. The Company hereby promises to pay to the Administrative Agent for account of the Banks the entire outstanding principal amount of the Syndicated Loans, and each Syndicated Loan shall mature, on the Commitment Termination Date.

(b)                                 Money Market Loans. The Company hereby promises to pay to the Administrative Agent for account of each Bank that makes any Money Market Loan the principal amount of such Money Market Loan, and such Money Market Loan shall mature, on the last day of the Interest Period for such Money Market Loan.

3.02.                        Interest. The Company hereby promises to pay to the Administrative Agent for account of each Bank interest on the unpaid principal amount of each Loan made by such Bank to the Company for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a)                                  if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin;

(b)                                 if such Loan is a Eurodollar Loan, the Eurodollar Rate for each Loan for the Interest Period therefor plus the Applicable Margin;

(c)                                  if such Loan is a LIBOR Market Loan, the LIBO Rate for such Loan for the Interest Period therefor plus (or minus) the LIBO Margin quoted by the Bank making such Loan in accordance with Section 2.03 hereof; and

(d)                                 if such Loan is a Set Rate Loan, the Set Rate for such Loan for the Interest Period therefor quoted by the Bank making such Loan in accordance with Section 2.03 hereof.

Notwithstanding the foregoing, the Company hereby promises to pay to the Administrative Agent for account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank to the Company and on any other amount payable by the Company hereunder or under the Notes of the Company held by such Bank to or for account of such Bank, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly in arrears on each Quarterly Date, (ii) in the case of a Eurodollar Loan or a Money Market Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months (in the case of a Eurodollar Loan or a LIBOR Market Loan), at three-month intervals following the first day of such Interest Period and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks to which such interest is payable and to the Company.

Section 4.                                            Payments; Pro Rata Treatment; Computations; Etc.

4.01.                        Payments.

(a)                                  Payments Generally. Except to the extent otherwise provided herein, all payments of principal, interest, facility fees and other amounts to be made by the Company under this Agreement and the Notes, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at an account in New York designated by the Administrative Agent, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)                                 Debiting by Banks. Any Bank for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Company with such Bank (with notice to the Company and the Administrative Agent).

(c)                                  Specification by Company of Amounts Paid. The Company shall, at the time of making each payment under this Agreement or any Note for account of any Bank, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the

Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Banks for application in such manner as it or the Majority Banks, subject to Section 4.02 hereof, may determine to be appropriate).

(d)                                 Remittance by Administrative Agent. Each payment received by the Administrative Agent under this Agreement or any Note for account of any Bank shall be paid by the Administrative Agent promptly to such Bank, in immediately available funds, for account of such Bank’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(e)                                  Extension of Due Date. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.02.                        Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing of Syndicated Loans of a particular Type from the Banks under Section 2.01 hereof shall be made from the Banks, each payment of facility fees under Section 2.05 hereof shall be made for account of the Banks, and each termination or reduction of the amount of the Commitments under Section 2.04 hereof shall be applied to the respective Commitments of the Banks, pro rata according to the amounts of their respective Commitments; (b) Eurodollar Loans having the same Interest Period shall (other than as provided in Section 5.04 hereof) be allocated pro rata among the Banks according to the amounts of their respective Commitments (in the case of the making of Syndicated Loans) or their respective Syndicated Loans; (c) each payment or prepayment of principal of Syndicated Loans by the Company shall be made for account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by them; and (d) each payment of interest on Syndicated Loans by the Company shall be made for account of the Banks pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Banks.

4.03.                        Computations.

Interest on Money Market Loans and Eurodollar Loans, and facility fees, shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable and interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

4.04.                        Minimum Amounts.

Except for Conversions or prepayments made pursuant to Section 5.04, each borrowing, Conversion and partial prepayment of principal of Syndicated Loans shall be in an aggregate amount at least equal to $10,000,000 or a larger multiple of $1,000,000 (borrowings or prepayments of, or Conversions into, Syndicated Loans of different Types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, prepayments and Conversions for purposes of the foregoing, one for each Type or Interest Period), provided that the aggregate principal amount of Eurodollar Loans having the same Interest Period shall be in an amount at least equal to $10,000,000 or a larger multiple of $5,000,000 and, if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

4.05.                        Certain Notices.

Except as otherwise provided in Section 2.03 hereof with respect to Money Market Loans, notices by the Company to the Administrative Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 10:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior

Termination or reduction of Commitments	3

Borrowing or prepayment of, or Conversions into, Base Rate Loans	1

Borrowing or prepayment of, Conversion into, Continuation of, or duration of Interest Period for, Eurodollar Loans	3

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Syndicated Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

In the event that the Company fails to select the Type of a Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this Section 4.05, such Loan will be made as, Continue or Converted into a Eurodollar Loan with an Interest Period of one month.

4.06.                        Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have been notified by a Bank or the Company (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by such Bank hereunder or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i)                                     if the Required Payment shall represent a payment to be made by the Company to the Banks, the Company and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of the Company under Section 3.02 hereof to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of the Company under said Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment, and

(ii)                                  if the Required Payment shall represent proceeds of a Loan to be made by the Banks to the Company, the Payor and the Company shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02 hereof, it being understood that the return by the Company of the Required Payment to the Administrative Agent shall not limit any claim the Company may have against the Payor in respect of such Required Payment.

4.07.                        Sharing of Payments, Etc.

(a)                                  Right of Offset. The Company agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank’s Loans or any other amount payable to such Bank hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Bank’s failure to give such notice shall not affect the validity thereof.

(b)                                 Sharing of Payments. If any Bank shall obtain from the Company payment of any principal of or interest on any Loan of any Class owing to it or payment of any other amount under this Agreement through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a greater percentage of the principal of or interest on the Loans of such Class or such other amounts then due hereunder by the Company to such Bank than the percentage received by any other Bank, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans of such Class or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans of such Class or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)                                  Participants’ Rights against Company. The Company agrees that any Bank so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or other amounts (as the case may be) owing to such Bank in the amount of such participation.

(d)                                 No Requirement to Exercise Offset Rights. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

Section 5.                                            Yield Protection, Etc.

5.01.                        Additional Costs.

(a)                                  Regulatory Change.  The Company shall pay (but without duplication) directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate such Bank for any costs that such Bank determines are attributable to its making or maintaining of any Fixed Rate Loans to the Company or its obligation to make any Fixed Rate Loans to the Company hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)                                     shall subject any Bank (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (excluding, in each case, Excluded Taxes); or

(ii)                                  imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate or LIBO Rate, as the case may be, for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including, without limitation, any of such Loans or any deposits referred to in the definition of “Fixed Base Rate” in Section 1.01 hereof), or any commitment of such Bank (including, without limitation, the Commitment of such Bank hereunder); or

(iii)                               imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitment.

If any Bank requests compensation from the Company under this Section 5.01(a), the Company may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank thereafter to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable), provided that such suspension shall not affect the right of such Bank to receive the compensation so requested.

(b)                                 Capital Requirements. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs that it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such

Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request).

(c)                                  Notification by Banks. Each Bank shall notify the Company of any event occurring after the date hereof entitling such Bank to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided that (i) if any Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice and (ii) each Bank will designate a different Applicable Lending Office (and/or take other reasonable steps to mitigate any increased costs under this Section 5.01) for the Loans of such Bank affected by such event if such designation or mitigation steps, as applicable, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

5.02.                        Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Fixed Base Rate for any Interest Period pursuant to clause (b) of the definition of “Fixed Base Rate” in Section 1.01 hereof:

(a)                                  the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in clause (b) of the definition of “Fixed Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for either Type of Fixed Rate Loans as provided herein; or

(b)                                 the Majority Banks determine (or any Bank that has outstanding a Money Market Quote with respect to a LIBOR Market Loan determines), which determination shall be conclusive, and notify (or notifies, as the case may be) the Administrative Agent that the relevant rates of interest referred to in clause (b) of the definition of “Fixed Base Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans (or LIBOR Market Loans, as the case may be) for such Interest Period is to be determined are not likely adequately to cover the cost to such Banks (or to such quoting Bank, as the case may be) of making or maintaining Eurodollar Loans (or such LIBOR Market Loan, as the case may be) for such Interest Period;

then the Administrative Agent shall give the Company and each Bank prompt notice thereof and, so long as such condition remains in effect, the obligation of the Banks to make additional Eurodollar Loan, to Convert Base Rate Loans into Eurodollar Loans, or to Continue Eurodollar Loans shall be suspended, in which case the provisions of Section 5.04 shall be applicable (or, in the case of a LIBOR Market Loan, such quoting Bank shall be under no obligation to make such LIBOR Market Loan).

5.03.                        Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make, or Continue, or to Convert Loans of any other Type into, Eurodollar Loans or LIBOR Market Loans hereunder (and, in the sole opinion of such Bank, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Bank), then such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Bank’s obligation to make Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable), and such Bank shall no longer be obligated to make any LIBOR Market Loan that it has offered to make.

5.04.                        Treatment of Affected Loans.  If the obligation of any Bank to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, shall be suspended pursuant to Section 5.01, 5.02 or 5.03, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.01, 5.02 or 5.03 that gave rise to such Conversion no longer exist:

(a)                                  any Loan that would otherwise be made or Continued by such Bank as a Eurodollar Loan shall be made instead as, or Converted on the last day of the then current Interest Period therefor (or, in the case of a Conversion resulting from a circumstance described in Section 5.03, on such earlier date as such Bank may specify to the Company with a copy to the Administrative Agent) into, a Base Rate Loan, and any Loan of such Bank that would otherwise be Converted into a Eurodollar Loan shall remain as a Base Rate Loan; and

(b)                                 to the extent that such Bank’s Base Rate Loans have been made or Continued as, or Converted from Eurodollar Loans to, Base Rate Loans as a result of the foregoing provisions of this Section 5.04, all payments and prepayments of principal that would otherwise be applied to such Bank’s Eurodollar Loans shall be applied instead to its Base Rate Loans.

If such Bank gives notice to the Company with a copy to the Administrative Agent that the circumstances specified in Section 5.01, 5.02 or 5.03 that gave rise to the Conversion of such Bank’s Eurodollar Loans pursuant to this Section 5.04 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Banks are outstanding, such Bank’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and Eurodollar Loans are allocated among the Banks ratably (as to principal amounts, Types and Interest Periods) as nearly as possible in accordance with their respective Commitments.

5.05.                        Compensation. The Company shall pay to the Administrative Agent for account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense that such Bank reasonably determines is attributable to:

(a)                                  any payment, mandatory or optional prepayment or Conversion of a Fixed Rate Loan or a Set Rate Loan made by such Bank to the Company for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of an Interest Period for such Loan; or

(b)                                 any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow a Fixed Rate Loan or a Set Rate Loan (with respect to which, in the case of a Money Market Loan, the Company has accepted a Money Market Quote) from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 or 2.03(b)) hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Bank would have bid in the London interbank market (if such Loan is a Eurodollar Loan or a LIBOR Market Loan) or the United States secondary certificate of deposit market (if such Loan is a Set Rate Loan) for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank), or if such Bank shall cease to make such bids, the equivalent rate, as reasonably determined by such Bank, derived from the Reuters Screen LIBO Page or other publicly available source as described in the definition of “Fixed Base Rate” in Section 1.01 hereof).

5.06.                        Taxes.

(a)                                  All payments made by or on behalf of the Company under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes; provided that if any Non-Excluded Taxes are required by applicable law to be withheld from any amounts payable hereunder, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the Company to such Bank shall be increased to the extent necessary so that after making all required deductions (including deductions for all Non-Excluded Taxes) such Bank receives an amount equal to the sum it would have received under this Agreement if such withholding or deduction for such Non-Excluded Taxes had not been required; provided, however, that the Company shall not be required to increase any such amounts payable to any Bank with respect to any Non-Excluded Taxes that are attributable to such Bank’s failure to comply with the requirements of paragraph (e) or (f) of this Section or that are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           The Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Company shall pay (or reimburse) the Administrative Agent and each Bank for any Non-Excluded Taxes or Other Taxes imposed directly on the Administrative Agent or such Bank, in each case, within 30 days after written demand therefor (together with a statement setting forth in reasonable detail the basis and calculation of such amounts).  If (i) any withholding taxes which are Non-Excluded Taxes are not paid when due (either by the Company or the Administrative Agent, acting in good faith); or (ii) any Non-Excluded Taxes are imposed directly on the Administrative Agent or any Bank and the Company fails to pay (or reimburse) such Person within 30 days after demand therefor, the Company shall indemnify the Administrative Agent and the Bank for such amounts, any interest or penalties (limited with respect to (ii) to incremental interest or penalties) that may become payable by the Administrative Agent or such Bank by reason of such failure.

(d)           Each Bank shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.

(e)           Each Bank that is a U.S. Person shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) or such other document or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Each Non-U.S. Bank shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made.  Such forms shall be delivered by each Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Company or the Administrative Agent. In addition, each Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Bank.  Each Bank shall promptly notify the Company and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this Section, a Bank shall not be required to deliver any form pursuant to this Section that such Bank is not legally able to deliver.

(f)            A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Bank is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Bank.

(g)           If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company (or the Administrative Agent), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company (or the Administrative Agent) as may be necessary for the Company (or the Administrative Agent) to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)           If the Administrative Agent or any Bank determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 5.06, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 5.06 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(i)            The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder

5.07.        Replacement of Banks. If (i) any Bank requests compensation pursuant to Section 5.01 or 5.06, (ii) any Bank’s obligation to make or Continue Loans of any Type, or to Convert Syndicated Loans of any Type into the other Type of Syndicated Loan, shall be suspended pursuant to Section 5.01 or 5.03 hereof or (iii) any Bank is a Defaulting Bank hereunder (any such Bank requesting such compensation, whose obligations are so suspended or who is a Defaulting Bank, being herein called a “Departing Bank”), the Company, upon three Business Days’ notice to the Administrative Agent given when no Default shall have occurred and be continuing, may require that such Departing Bank transfer all of its right, title and interest under this Agreement and such Departing Bank’s Notes to any bank or other financial institution identified by the Company that is satisfactory to the Administrative Agent (a) if such bank or other financial institution (a “Proposed Bank”) agrees to assume all of the obligations of such Departing Bank hereunder, and to purchase all of such Departing Bank’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Departing Bank’s Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Departing Bank of all other amounts payable hereunder to such Departing Bank on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 hereof as if all of such Departing Bank’s Loans were being prepaid in full on such date) and (b) if such Departing Bank has requested compensation pursuant to Section 5.01 or 5.06 hereof, such Proposed Bank’s aggregate requested compensation, if any, pursuant to said Section 5.01 or 5.06 with respect to such Departing Bank’s Loans is lower than that of the Departing Bank.  Subject to the provisions of Section 11.05(b) hereof, such Proposed Bank shall be a “Bank” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Company hereunder the agreements of the Company contained in said Sections 5.01, 5.06 and 11.03 (without duplication of any payments made to such Departing Bank by the Company or the Proposed Bank) shall survive for the benefit of such Departing Bank under this Section 5.07 with respect to the time prior to such replacement.

Section 6.               Conditions Precedent.

6.01.        Effective Date. The effectiveness of the obligation of the Banks to make Loans hereunder is subject to the condition precedent that the Administrative Agent shall have received the following documents (with, in the case of clauses (a), (c) and (e) below, sufficient copies for each Bank), each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Bank) in form and substance:

(a)           Corporate Documents. Certified copies of the charter and by-laws of the Company and of all corporate authority for the Company (including, without limitation, board of director resolutions and evidence of the incumbency and specimen signature of officers) with respect to the execution, delivery and performance of this Agreement and each other document (including the Notes) to be delivered by the Company from time to time in connection herewith and with the Loans hereunder (and each of the Administrative Agent and each Bank may conclusively rely on such certificate of incumbency until it receives notice in writing from the Company to the contrary).

(b)           Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Company and each Person listed on Schedule 1.

(c)           Spin-Off.  The Company shall have completed the Spin-Off, substantially as described in the Form 10 filed with the Securities and Exchange Commission on July 1, 2010 (as amended on August 31, 2010, October 8, 2010, November 12, 2010 and November 30, 2010, and as declared effective by the Securities and Exchange Commission on December 1, 2010, and as further amended, modified or supplemented so long as any such amendment, modification or supplement that, when taken as a whole, is adverse to the interests of the Banks shall be reasonably satisfactory to the Banks (as reasonably determined by the Administrative Agent, it being understood that the Administrative Agent may assume that any such amendment, modification or supplement is satisfactory (and not adverse to the interests of) to each Bank, unless the Administrative Agent shall have received notice to the contrary from such Bank at least three Business Days prior to the Effective Date)) or on terms otherwise reasonably satisfactory to the Banks and the Administrative Agent shall have received copies of all material agreements entered into in connection with the Spin-Off.

(d)           Delivery of Notes. A Note for any Bank that shall have requested the same pursuant to Section 2.08(d) hereof, appropriately completed and duly executed by the Company. In that connection, any Bank hereunder that was a “Bank” under the Existing Credit Agreement shall, to the extent it continues to hold one or more promissory notes completed and executed by the borrower under the Existing Credit Agreement, return for cancellation such promissory notes to the Company on the Effective Date or promptly thereafter.

(e)           Opinion of Counsel to the Company. The Administrative Agent shall have received an opinion, dated the Effective Date and addressed to the Administrative Agent and the Banks, from (i) Senior Counsel, Motorola Law Department, substantially in the form of Exhibit B-1 hereto and (ii) Winston & Strawn LLP, special counsel to the Company, substantially in the form of Exhibit B-2 hereto. The Company hereby instructs such counsel to deliver said opinions to the Administrative Agent and each Bank hereunder.

(f)            Expenses. The Company shall have paid such invoiced fees and expenses as it shall have agreed to pay to the Arrangers or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Special Counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the Notes (to the extent that statements with customary detail for such fees and expenses have been delivered to the Company).

(g)           Other Documents. Such other documents as the Administrative Agent or any Bank or Special Counsel may reasonably request.

The effectiveness of the obligation of any Bank to make Loans hereunder is also subject to (i) the payment by the Company of such fees as the Company shall have agreed to pay to any Bank or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Special Counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Company), (ii) receipt by the Administrative Agent of evidence that all principal, interest, facility fees, additional interest and other amounts owing by the Company in respect of the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full and that any commitments to extend credit under the Existing Credit Agreement shall have been canceled or terminated and (iii) the representations and warranties made by the Company in Section 7 hereof shall be true and complete in all material respects on and as of the Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

The Administrative Agent shall notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Banks to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.04 hereof) on or prior to 3:00 p.m., New York City time, on March 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

6.02.        Initial and Subsequent Loans.  The obligation of any Bank to make any Loan (including such Bank’s initial Loan) to the Company upon the occasion of each borrowing hereunder is subject to the further conditions precedent that, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

(a)           no Default or Event of Default shall have occurred and be continuing;

(b)           the representations and warranties made by the Company in Section 7 hereof (other than (i) the last sentence of Section 7.02 hereof, (ii) Section 7.03 hereof, (iii) Section 7.08 hereof and (iv) Section 7.11 hereof) shall be true and complete in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(c)           no Change of Control shall have occurred.

Each notice of borrowing by the Company hereunder shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice and as of the date of such borrowing). Without limiting the provisions of Section 2.09 hereof, Continuations and Conversions of Loans shall not be subject to this Section 6.02.

Section 7.               Representations and Warranties. The Company represents and warrants to the Administrative Agent and the Banks that:

7.01.        Corporate Existence. Each of the Company and its Material Domestic Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted with, in the case of the Company’s Material Domestic Subsidiaries only, such exceptions as are not reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be likely to (either individually or in the aggregate) have a Material Adverse Effect.

7.02.        Financial Condition.  The Company has heretofore furnished to each of the Banks:

(i)            the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2009 and the related statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of KPMG Peat Marwick; and

(ii)           the unaudited consolidated balance sheet of the Company and its Subsidiaries as at October 2, 2010 and the related statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the nine-month period ended on such date.

All such financial statements present fairly, in all material respects, the financial condition of the Company and its consolidated Subsidiaries as at said dates and the results of their operations for the fiscal year and nine-month period ended on said dates (subject, in the case of such financial statements as at October 2, 2010 to normal year-end audit adjustments), all in conformity with generally accepted accounting principles. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009 or in the Company’s Report on Form 10-Q filed with the SEC for the third fiscal quarter of the Company’s 2010 fiscal year, each of which has been delivered to the Banks prior to the Effective Date, since December 31, 2009, there has been no material adverse change in the consolidated business, operations or financial condition taken as a whole of the Company and its consolidated Subsidiaries from that set forth in said financial statements as at said date.

7.03.        Litigation. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009 or in the Company’s Report on Form 10-Q filed with the SEC for the third fiscal quarter of the Company’s 2010 fiscal year, each of which has been delivered to the Banks prior to the Effective Date, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries that, if adversely determined (either individually or in the aggregate) would reasonably be likely to have a Material Adverse Effect.

7.04.        No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable law or regulation, or any agreement or instrument to which the Company or any of its Material Domestic Subsidiaries is a party, or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

7.05.        Action. The Company has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the Notes; the execution, delivery and performance by the Company of this Agreement and the Notes have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights.

7.06.        Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by the Company of this Agreement or the Notes or for the legality, validity or enforceability hereof or thereof.

7.07.        Use of Credit. No part of the proceeds of the Loans hereunder will be used to buy or carry any Margin Stock in violation of the provisions of Regulations U and X. Following the application of the proceeds of the Loans, no more than 25% of the aggregate assets of the Company and its Subsidiaries will consist of or be represented by Margin Stock.

7.08.        ERISA. Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect: (a) each of the Company and its ERISA Affiliates is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan and the terms of each Plan, and (b) no ERISA Event has occurred or is reasonably expected to occur.

7.09.        Taxes. The Company and its Domestic Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Domestic Subsidiaries, except for any such tax being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of the Company and its Domestic Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

7.10.        Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.11.        Environmental Matters. Each of the Company and its Material Domestic Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect.

Section 8.               Covenants of the Company. The Company covenants and agrees with the Banks and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Company hereunder:

8.01.        Financial Statements, Etc.  The Company shall deliver to the Administrative Agent:

(a)           as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company, beginning with the fiscal quarter ended April 2, 2011, statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of such balance sheet, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries in each case in conformity with generally accepted accounting principles as at the end of, and for, such period (subject to normal year-end audit adjustments) (it being understood that delivery to the Banks of the Company’s Report on Form 10-Q filed with the SEC shall satisfy the requirements of this Section 8.01(a) so long as the information required to be contained in such Report is substantially the same as that required under this clause (a));

(b)           as soon as available and in any event within 120 days after the end of each fiscal year of the Company, statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of KPMG Peat Marwick or other nationally recognized independent public accountants, which opinion shall state that said financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries as at the end of, and for, such fiscal year in conformity with generally accepted accounting principles (it being understood that (x) delivery to the

Banks of the Company’s Report on Form 10-K filed with the SEC shall satisfy the requirements of this Section 8.01(b) so long as the information required to be contained in such Report is substantially the same as that required under this clause (b) and (y) the statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2010 and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year shall be prepared in respect of the Company and its Subsidiaries prior to giving effect to the Spin-Off;

(c)           promptly upon their becoming available, copies of (i) all amendments to the Form 10 filed after the date hereof (as well as a copy of the final effective Form 10) and (ii) all registration statements and regular periodic reports on Forms 10-K, 10-Q and 8-K that the Company shall have filed with the SEC (to the extent not already delivered to the Banks pursuant to clauses (a) and (b) above);

(d)           promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(e)           promptly after the Company knows or has reason to believe that any Default has occurred, a notice of such Default (and stating that such notice is a “Notice of Default”) describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto; and

(f)            following the reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates (as applicable) shall promptly make a request of the administrator or sponsor of any Multiemployer Plan for copies of documents described in Sections 101(k) and/or 101(l) of ERISA, and the Company shall provide such documents to the Administrative Agent promptly after receipt thereof; and

(g)           from time to time such other information regarding the condition, financial or otherwise, of the Company or any of its Subsidiaries as any Bank (through the Administrative Agent) or the Administrative Agent may reasonably request.

The Company will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) certifying that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto) and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 8.07 and 8.08, (it being understood that, for purposes of calculating EBITDA for any period of four quarters which includes one or more fiscal quarters prior to the Spin-Off, such calculation shall be done on a pro-forma basis reasonably satisfactory to the Administrative Agent and certified as complete and correct in all material respects.

Documents required to be delivered pursuant to this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date

(i) on which the Company posts such documents, or provides a link thereto, on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on IntraLinks or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Company (i) shall be required to provide paper copies of the certificates required under this Section 8.01 to the Administrative Agent and (ii) shall notify any Bank when documents required to be delivered pursuant to this Section 8.01 have been delivered electronically to the extent that such Bank has requested so to be notified. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

8.02.        Existence, Etc. The Company will, and will cause each of its Material Domestic Subsidiaries to:

(a)           preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 8.02 shall prohibit any transaction expressly permitted under Section 8.04 hereof);

(b)           comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements is reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)           pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which, in the opinion of the Company, adequate reserves are being maintained;

(d)           maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, provided that, nothing in this Section 8.02(d) shall prevent the Company or any of its Material Domestic Subsidiaries from discontinuing such maintenance if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and the business of any of its Material Domestic Subsidiaries and not disadvantageous in any material respect to the Banks; and

(e)           subject to U.S. Government restrictions, permit representatives of any Bank or the Administrative Agent, during normal business hours and upon reasonable notice, to examine or inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank or the Administrative Agent (as the case may be) so long as any such examination or inspection shall not unreasonably interfere with the operations of the Company and its Material Domestic Subsidiaries.

8.03.        Insurance. The Company will, and will cause each of its Material Domestic Subsidiaries to, maintain insurance with financially sound and reputable insurance companies (or through self-insurance programs so long as such self-insurance is administered in accordance with sound business practices), and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

8.04.        Prohibition of Fundamental Changes.

(a)           Merger or Consolidation of the Company. The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its Property substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its Property substantially as an entirety to the Company, unless:

(i)            in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its Property substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the Property of the Company substantially as an entirety shall be a corporation, partnership, limited liability company or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an instrument in writing, executed and delivered to the Administrative Agent in form satisfactory to the Majority Banks, the due and punctual payment of the principal of, and interest on the Notes made by the Company, and all other amounts payable by the Company to the Banks hereunder and the performance or observance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii)           immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any Subsidiary of the Company or any other successor Person as a result of such transaction as having been incurred by the Company or such Subsidiary or such successor Person at the time of such transaction, no Default shall have happened and be continuing;

(iii)          if, as a result of any such consolidation or merger or such conveyance, transfer or lease, Property of the Company would be required under Section 8.05 hereof to equally and ratably secure its indebtedness hereunder then the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the payment of principal of, and interest on the Loans and the Notes of the Company, and all other amounts payable by the Company to the Banks hereunder equally and ratably with (or prior to) all Debt secured thereby; and

(iv)          the Company has delivered to the Administrative Agent a certificate of a senior officer of the Company and a written opinion of counsel (who may be counsel to the Company and who shall be acceptable to the Majority Banks), each stating that such consolidation, merger, conveyance, transfer or lease and all conditions precedent herein provided for relating to such transaction have been complied with.

(b)           Successor Company. Upon any consolidation of the Company with, or merger of the Company into any other Person or any conveyance, transfer or lease of the Property of the Company substantially as an entirety in accordance with clause (i) above, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Notes made by it.

8.05.        Limitation on Liens.  The Company will not itself, and will not permit any Domestic Subsidiary to, incur, issue, assume, or guarantee any Debt secured by any Lien on any Principal Property, or any shares of stock of or Debt of any Domestic Subsidiary, without effectively providing that all amounts payable by the Company to the Banks hereunder (together with, if the Company shall so determine, any other Debt of the Company or such Domestic Subsidiary then existing or thereafter created which is not subordinate to the payment of principal of, and interest on the Loans and the Notes), and all other amounts payable by the Company to the Banks hereunder shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt of the Company and its Domestic Subsidiaries in respect of Sale and Leaseback Transactions (as defined in Section 8.06 hereof) would not exceed 5% of the Consolidated Net Tangible Assets; provided, however, that this Section 8.05 shall not apply to, and there shall be excluded from secured Debt in any computation under this Section 8.05, Debt secured by:

(a)           Liens on Property (including any shares of stock or Debt) of any Person on which Liens are existing at the time such Person becomes a Domestic Subsidiary or at the time it is merged into or consolidated with the Company or any Domestic Subsidiary;

(b)           Liens in favor of the Company or any Domestic Subsidiary;

(c)           Liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(d)           Liens on Property (including shares of stock or Debt) existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(e)           Liens on Property (including shares of stock or Debt) to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such Property, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof; and

(f)            any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) to (e), inclusive; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same Property secured by the Lien extended, renewed or replaced (plus improvements on such Property).

In addition to the foregoing, (A) the Company will not itself, and will not permit any Material Domestic Subsidiary to, (i) create, incur or suffer to exist any Lien securing any Debt covering any Receivables or domestic Inventory, except to the extent either in existence on the date hereof or constituting Liens of the type referred to in paragraph (a), (c), (d), (e) or (f) above and except as permitted in the next following paragraphs, or (ii) sell or discount any domestic Inventory or Receivables except in the ordinary course of the business of the Company and its Material Domestic Subsidiaries and except as permitted in the next following paragraphs, and (B) the Company will not itself, and will not permit any Material Domestic Subsidiary to, sell, assign or transfer any Receivables or domestic Inventory to any Subsidiary of the Company other than a Material Domestic Subsidiary and other than the sale of Receivables to Motorola Receivables Corporation (or to any similar special purpose entity used solely in connection with asset securitizations) constituting a Permitted Receivables Transfer described in the next following paragraph.

Notwithstanding the foregoing, the Company and its Material Domestic Subsidiaries may create, incur and suffer to exist Liens securing Debt covering Receivables (“Permitted Receivables Liens”), and may sell and discount Receivables (and supporting rights and assets) transferred by the Company, Motorola Credit or any of their respective Domestic Subsidiaries directly or indirectly to (i) Motorola Receivables Corporation (or to any similar special purpose entity used solely in connection with asset securitizations) as part of an asset securitization financing facility or facilities or (ii) a third party pursuant to a factoring or sale arrangement (collectively, “Permitted Receivables Transfers”), provided that the total face amount of Receivables subject to Permitted Receivables Liens and Permitted Receivables Transfers outstanding at any time does not exceed an amount equal to the greater of (a) $750,000,000 or (b) at any time of measurement, 35% of the sum of (x) the face amount of receivables of the Company and its Subsidiaries outstanding at such time plus, (y) without duplication, the face amount of receivables sold by the Company or any of its Subsidiaries as part of any asset securitization financing facility or any third party factoring or sale arrangement which are outstanding under such facility or arrangement at such time (the outstanding face amount of such receivables to be determined in a manner consistent with the methodology described in the next following paragraph).

For purposes hereof, the “outstanding” face amount of receivables (including Receivables) at any time shall mean (i) in the case of Receivables subject to a Permitted Receivables Lien, the face amount of such receivables at such time and (ii) in the case of Receivables subject to a Permitted Receivables Transfer arising under an asset securitization financing facility or third party factoring or sale arrangement, the aggregate face amount of Receivables so transferred minus the sum (without duplication) of (x) for any such Receivables that have been paid in full (whether by the underlying account obligor or a guarantor or surety therefor), or any such Receivables that have been written off in accordance with GAAP by the respective purchaser thereof in such facilities or arrangements, the face amount of the

Receivables so paid or written off and (y) for any such Receivables that have been retransferred to the Company or any of its Domestic Subsidiaries by the respective purchaser thereof in such facilities or arrangement, the face amount of such Receivables so retransferred.

8.06.        Limitation on Sales and Leasebacks.  The Company will not itself, and it will not permit any Domestic Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Domestic Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Domestic Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(a)           the Company or such Domestic Subsidiary could create Debt secured by a Lien pursuant to Section 8.05 hereof on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the payment of the principal of, and interest on the Loans and the Notes, and all other amounts payable by the Company to the Banks hereunder, or

(b)           the Company within 120 days after the sale or transfer shall have been made by the Company or by a Domestic Subsidiary, applies an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by any two of the following: the Chairman of the Board of the Company, its Vice Chairman of the Board, its President, any elected Vice President of the Company and its Treasurer) to the retirement of Funded Debt of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by the principal amount of Funded Debt voluntarily retired by the Company within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

8.07.        Leverage Ratio. The Company will not permit the ratio, as at the last day of any fiscal quarter of the Company beginning with the fiscal quarter ending April 2, 2011, of (i) Debt as at such date, to (ii) EBITDA for the period of four fiscal quarters ended on such date, to be greater than 3.50 to 1.

8.08.        Interest Coverage Ratio.  The Company will not permit the ratio, for any period for four consecutive fiscal quarters ending on or after April 2, 2011, of EBITDA to Net Interest Expense to be less than 3.0 to 1.0.

8.09.        Use of Proceeds. The Company will use the proceeds of the Loans hereunder for general corporate purposes including commercial paper backup (in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations U and X and the Securities Act of 1933 and the Securities Act of 1934 and the regulations thereunder); provided that neither the Administrative Agent nor any Bank shall have any responsibility as to the use of any of such proceeds.

Section 9.               Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)           The Company shall: (i) default in the payment of any principal of any Loan when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan or any facility fee payable under Section 2.05 hereof and such default shall continue unremedied for more than five calendar days or (iii) default in the payment of any other amount payable by it hereunder when due and such default shall have continued unremedied for fifteen or more days; or

(b)           The Company or any of its Material Domestic Subsidiaries shall default in the payment when due (after the expiration of applicable grace periods) of any principal of or interest on any of its other Indebtedness aggregating in amount at least equal to $125,000,000 as at the last day of the most recently completed fiscal quarter of the Company; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof; or

(c)           Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by the Company, or any certificate furnished to any Bank or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d)           The Company shall default in the performance of its obligations under Sections 2.09(b), 8.01(e) and 8.04 through 8.08 hereof (inclusive); or the Company shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Company by the Administrative Agent or any Bank (through the Administrative Agent); or

(e)           The Company or any of its Material Domestic Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)            The Company or any of its Material Domestic Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian,

trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g)           A proceeding or case shall be commenced, without the application or consent of the Company or any of its Material Domestic Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its Property or (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h)           A final judgment or judgments for the payment of money in excess of $125,000,000 as at the last day of the most recently completed fiscal quarter of the Company (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of its Domestic Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or the relevant Domestic Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)            (i) An ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s), (iii) the PBGC shall institute proceedings to terminate any Plan(s), (iv) the Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v)  any other event or condition shall occur or exist with respect to a Plan; and, in each case, in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9 with respect to the Company (A) the Administrative Agent may (with the consent of the Majority Banks) and, upon request of the Majority Banks, will, by notice to the Company, terminate the Commitments and they shall thereupon terminate, and (B) the Administrative Agent may (with the consent of the Majority Banks) and, upon request of the Majority Banks shall, by notice to the Company declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to the Company, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

Section 10.             The Administrative Agent.

10.01.      Appointment, Powers and Immunities.  Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 hereof and the first sentence of Section 10.06 hereof shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(a)           shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank;

(b)           shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Company to perform any of its obligations hereunder or thereunder;

(c)           shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and

(d)           shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

10.02.      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

10.03.      Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall (subject to Sections 10.01 and 10.07 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks.

10.04.      Rights as a Bank. With respect to its Commitment and the Loans made by it, JPMorgan (and any successor acting as Administrative Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. JPMorgan (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Company (and any of its Subsidiaries or affiliates) as if it were not acting as the Administrative Agent, and JPMorgan (and any other successor acting as Administrative Agent) and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

10.05.      Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 hereof, but without limiting the obligations of the Company under said Section 11.03) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Bank) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 11.03 hereof but excluding (i) unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder and (ii) the costs and expenses of the Administrative Agent in connection with the negotiation and preparation of this Agreement) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

10.06.      Non-Reliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, operations, business, Properties, liabilities or prospects of the Company or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

10.07.      Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08.      Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Company, and the Administrative Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least

$500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09.      Arrangers, Syndication Agent and Documentation Agents, Etc. The Joint Lead Arrangers, Joint Book Runners, Syndication Agent and Documentation Agents named on the cover page of this Agreement shall not have any obligations or responsibilities hereunder.

Section 11.             Miscellaneous.

11.01.      Waiver. No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02.      Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, or, with respect to notices given pursuant to Section 2.03 hereof, by telephone, confirmed in writing by telecopier by the close of business on the day the notice is given, delivered (or telephoned, as the case may be):

(i)            if to the Company, to it at 1303 East Algonquin Road, Schaumburg, Illinois 60196, Attention: Senior Vice President and Treasurer with a copy to the Assistant Treasurer (Telephone No. 847-576-5600, Facsimile No. 847-576-4768);

(ii)           if to the Administrative Agent, to JPMorgan Loan and Agency Services Group, 1111 Fannin Street, Floor 10N, Houston, Texas 77002, Attention: Talitha Humes (Telephone No.  (713) 427-6190, Facsimile No.  (713) 750-2782), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention: John Kowalczuk (Telephone No. 212-270-6782, Facsimile No. 212-270- 4584); and

(iii)          if to any Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03.      Expenses, Etc. The Company agrees to pay or reimburse each of the Banks and the Administrative Agent for: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Special Counsel in connection with the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the Notes (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Banks and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel provided, that the Company shall not be obligated to reimburse the Banks and the Administrative Agent for more than one law firm (and, in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Banks and the Administrative Agent unless there is a conflict between any Bank and one or more of the other Banks or the Administrative Agent) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x)  bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y)  judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the Notes or any other document referred to herein, except for any such taxes, assessments or charges imposed as a result of an assignment or participation (“Other Taxes”).

The Company hereby agrees to indemnify the Administrative Agent and each Bank and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Bank, whether or not the Administrative Agent or any Bank is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Notwithstanding anything to the contrary contained herein, to the extent permitted by applicable law, the Company shall not assert and hereby waives any claim against any indemnified party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

11.04.      Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company and the Majority Banks, or by the Company and the Administrative Agent acting with the consent of the Majority Banks, and any provision of this Agreement may be waived by the Majority Banks or by the Administrative Agent acting with the consent of the Majority Banks; provided that

(a)           except as otherwise provided in Section 2.10 hereof, no modification, supplement or waiver shall:

(i)            increase, or extend the term of the Commitments, or extend the time or waive any requirement for the reduction or termination of the Commitments, without the consent of each Bank directly affected thereby,

(ii)           extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, without the consent of each Bank directly affected thereby,

(iii)          reduce the amount of any such payment of principal, without the consent of each Bank directly affected thereby,

(iv)          reduce the rate at which interest (other than as a result of waiving the applicability of any Post-Default Rate) is payable thereon or any fee is payable hereunder, without the consent of each Bank directly affected thereby,

(v)           alter the rights or obligations of the Company to prepay Loans, without the consent of each Bank directly affected thereby,

(vi)          alter the terms of this Section 11.04, without the consent of each Bank,

(vii)         modify the definition of the term “Majority Banks” or modify in any other manner the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof, without the consent of each Bank,

(viii)        waive any of the conditions precedent set forth in Section 6.01 hereof, without the consent of each Bank, or

(ix)           alter the terms of Section 4.02, without the consent of each Bank; and

(b)           any modification or supplement of Section 10 hereof shall require the consent of the Administrative Agent.

11.05.      Assignments and Participations.

(a)           Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Banks.

(i)            Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Company, provided that no consent of the Company shall be required for an assignment to a Bank, an Affiliate of a Bank or, if an Event of Default under clause (a), (f) or (g) of Section 9 hereof has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Bank or an Affiliate of Bank with a Commitment immediately prior to giving effect to such assignment.

(ii)           Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans of any Class or Type, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under clause (a), (f) or (g) of Section 9 hereof has occurred and is continuing;

(B)           each partial assignment of any Class or Type of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement in respect of such Class or Type of Commitments and Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 11.05(c) hereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5 hereof and Section 11.03 hereof). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.05 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.05(e).

(c)           Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in Section 11.05(b) hereof and any written consent to such assignment required by said Section 11.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Participations. Any Bank may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.04(a) that affects such Participant. Subject to Section 11.05(f) hereof, the Company agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Section 5 hereof to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.05(b) hereof; provided, however, that no Participant shall be entitled to the benefits of Section 5.06 unless such Participant complies with Sections 5.06(e), (f) and (g) as if it were a Bank, and such benefits, in any event shall not be greater than the benefits that the participating Bank was entitled to under Section 5. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.07(a) hereof as though it were a Bank, provided that such Participant agrees to be subject to Section 4.07(b) as though it were a Bank hereunder.  Each Bank that sells a participation, acting solely for this purpose as an agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Bank, the Company and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(f)            Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5 hereof than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(g)           Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or assignment to a Federal Reserve Bank, and this Section 11.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such assignee for such Bank as a party hereto.

(h)           No Assignments to the Company, Affiliates or Individuals. Anything in this Section 11.05 to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to (i) the Company or any of its Affiliates or Subsidiaries

without the prior consent of each Bank or (ii) a natural person or any holding company, trust or investment vehicle for the primary benefit of a natural person (including relatives of such person) without the prior consent of the Administrative Agent, other than any such entity that (w) has not been formed for the primary purpose of acquiring Loans or Commitments under this Agreement, (x) is managed by a professional adviser (other than such natural person or any such relatives) having significant experience in the business of making or purchasing commercial loans, (y) has assets of greater than $100,000,000 and (z) has significant business activities that consist of making or purchasing (by assignment as principal) commercial loans and similar extensions of credit.

11.06.      Survival. The obligations of the Company under Sections 5.01, 5.05, 5.06 and 11.03 hereof, and the obligations of the Banks under Section 10.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

11.07.      Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.08.      Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

11.09.      Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

11.10.      Waiver of Jury Trial. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11.      Treatment of Certain Information; Confidentiality.

(a)           Treatment of Certain Information. The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Bank or by one or more subsidiaries or affiliates of such Bank and the Company hereby authorizes each Bank to share any information delivered to such Bank by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans and the termination of the Commitments.

(b)           Confidentiality. Each of the Banks and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to restrict dissemination of any Confidential Information (as defined below) only to those of its directors, officers, employees and representatives who are involved in the evaluation of such information, and to use reasonable precautions to keep such information confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices. For purposes of this Agreement, “Confidential Information” shall mean any non-public information supplied to it by the Company pursuant to this Agreement that is identified (in writing in the case of written information) by the Company as being confidential at the time the same is delivered to the Banks or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information by any Bank or the Administrative Agent

(i)            after such information shall have become public (other than through a violation of this Section 11.11 by such Bank or the Administrative Agent) or after the Company shall have given its consent in writing to such disclosure,

(ii)           to the extent required by statute, rule, regulation or judicial process,

(iii)          to counsel or other experts for any of the Banks or the Administrative Agent provided that such counsel or experts shall be bound by the requirements of this Section 11.11(b) with respect to any such information,

(iv)          to bank examiners (or any other regulatory authority having jurisdiction over any Bank or the Administrative Agent or any of their respective affiliates or self-regulatory body having or claiming jurisdiction or oversight over any of the foregoing), or to auditors or accountants,

(v)           to the Administrative Agent (or to J.P. Morgan Securities LLC) or any other Bank (or to any of their respective affiliates), provided that any such disclosure to any such affiliate shall be made on a “need to know” basis only for use by such affiliate (and each of its officers, directors and employees) solely in connection with the transactions contemplated by this Agreement and each such affiliate (and each of its officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth in this Section 11.11),

(vi)          in connection with any litigation to which any one or more of the Banks or the Administrative Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under the Notes, provided that the party intending to make such disclosure shall use reasonable efforts to cooperate with the Company to reasonably minimize the extent of any such disclosure or to obtain confidential treatment of information to be disclosed,

(vii)         to a subsidiary or affiliate of such Bank as provided in paragraph (a) above,

(viii)        to any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that each such counterparty (and each of its advisors, officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth in this Section 11.11) or

(ix)           to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement substantially in the form of Exhibit E hereto (or executes and delivers to such Bank and the Company an acknowledgement to the effect that it is bound by the provisions of this Section 11.11(b));

provided, further, that in no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished by the Company hereunder except to the extent it has agreed to do so in writing in conjunction with the receipt of such information. The obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit E hereto shall be superseded by this Section 11.11 with respect to the matters covered hereby on the date upon which such assignee becomes a Bank hereunder pursuant to Section 11.05 hereof.

11.12.      USA Patriot Act. Each Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Company, which information includes the names and addresses of the Company and other information that will allow such Bank to identify the Company in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MOTOROLA, INC. (to be renamed MOTOROLA SOLUTIONS, INC.)

By:	/s/ Larry R. Raymond
Name: Larry R. Raymond
Title: Senior Vice President and Treasurer

BANKS

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ John G. Kowalczuk
Title: Executive Director

JPMORGAN CHASE BANK, N.A., as a Bank

By:	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

CITIBANK, N.A., as a Bank

By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

Bank of America, N.A., as a Bank

By:	/s/ Kevin McMahon
Name: Kevin McMahon
Title: Senior Vice President

Signature page to Motorola, Inc. Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ Andreas Neumeier
Name: Andreas Neumeier
Title: Managing Director

By:	/s/ Oliver Schwarz
Name: Oliver Schwarz
Title: Director

BNP PARIBAS, as a Bank

By:	/s/ Todd Rodgers
Name: Todd Rodgers
Title: Director

By:	/s/ Yudesh Sohan
Name: Yudesh Sohan
Title: Vice President

CREDIT SUISSE AG, Cayman Islands Branch,
as a Bank

By:	/s/ Ari Bruger
Name: Ari Bruger
Title: Vice President

By:	/s/ Christopher Day
Name: Christopher Day
Title: Associate

Goldman Sachs Bank USA, as a Bank

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Bank

By:	/s/ Thomas T Rogers
Name: Thomas T Rogers
Title: Senior Vice President

Signature page to Motorola, Inc. Credit Agreement

Mizuho Corporate Bank, Ltd, as a Bank

By:	/s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as a Bank

By:	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Bank

By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

The Royal Bank of Scotland plc, as a Bank

By:	/s/ Matthew Pennachio
Name: Matthew Pennachio
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION
as a Bank

By:	/s/ N. Khanna
Name: Navneet Khanna
Title: Vice President

BANK OF CHINA, NEW YORK BRANCH, as a Bank

By:	/s/ Richard Bradspies
Name: Richard Bradspies
Title: Deputy General Manager

Bank of Montreal, as a Bank

By:	/s/ Scott W. Morris
Name: Scott W. Morris
Title: Vice President

Signature page to Motorola, Inc. Credit Agreement

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as a Bank

By:	/s/ Joseph Philbin
Name: Joseph Philbin
Title: Director

By:	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

OVERSEA-CHINESE BANKING CORPORATION LIMITED NEW YORK AGENCY, as a Bank

By:	/s/ Lee Yeoh Nguan
Name: Lee Yeoh Nguan
Title: Vice President and General Manager

THE NORTHERN TRUST COMPANY, as a Bank

By:	/s/ Michael J. Kingsley
Name: Michael J. Kingsley
Title: Senior Vice President

ABC International Bank plc., as a Bank

By:	/s/ Heather Rogers
Name: Heather Rogers
Title: Head of Operations

By:	/s/ Stephen Marchant
Name: Stephen Marchant
Title: Senior Documentation Officer

STANDARD CHARTERED BANK, as a Bank

By:	/s/ James Ramage
Name: James Ramage
Title: Managing Director

By:	/s/ Robert Reddington
Name: Robert Reddington,
Title: Associate, Credit Documentation Manager

Signature page to Motorola, Inc. Credit Agreement

THE BANK OF NEW YORK MELLON, as a Bank

By:	/s/ John T. Smathers
Name: John T. Smathers
Title: First Vice President

Signature page to Motorola, Inc. Credit Agreement

SCHEDULE 1

List of Commitments

Name	Amount
JPMorgan Chase Bank, N.A.	$136,250,000
Citibank, N.A.	$136,250,000
Bank of America, N.A.	$136,250,000
Deutsche Bank AG New York Branch	$136,250,000
BNP Paribas	$75,000,000
Credit Suisse AG, Cayman Islands Branch	$75,000,000
Goldman Sachs Bank USA	$75,000,000
HSBC Bank USA, National Association	$75,000,000
Mizuho Corporate Bank, Ltd.	$75,000,000
The Royal Bank of Scotland plc	$75,000,000
U.S. Bank National Association	$75,000,000
Bank of China, New York Branch	$50,000,000
Bank of Montreal	$50,000,000
Credit Agricole Corporate and Investment Bank	$50,000,000
Oversea-Chinese Banking Corporation Limited New York Agency	$50,000,000
The Northern Trust Company	$50,000,000
Morgan Stanley Bank, N.A.	$37,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$37,500,000
ABC International Bank plc.	$35,000,000
Standard Chartered Bank	$35,000,000
The Bank of New York Mellon	$35,000,000
Total	$1,500,000,000

Schedule 1 to Five-Year Credit Agreement

EXHIBIT A-1

[Form of Syndicated Note]

PROMISSORY NOTE

$	January [ ], 2011
New York, New York

FOR VALUE RECEIVED, MOTOROLA, INC. (to be renamed Motorola Solutions, Inc.), a Delaware corporation (the “Company”), hereby promises to pay to                                  (the “Bank”), for account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at the principal office of JPMorgan Chase Bank, N.A. the principal sum of                             Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Syndicated Loans made by the Bank to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Syndicated Loan, at such office, in like money and funds, for the period commencing on the date of such Syndicated Loan until such Syndicated Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Syndicated Loan made by the Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Syndicated Loans made by the Bank.

This Note is one of the Syndicated Notes referred to in the Revolving Credit Agreement dated as of January [  ], 2011 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) between Motorola, Inc. (to be renamed Motorola Solutions, Inc.), the lenders named therein (including the Bank) and JPMorgan Chase Bank, N.A. as administrative agent, providing for Loans in an aggregate principal amount initially not to exceed $1,500,000,000, and evidences Syndicated Loans made by the Bank to the Company thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Syndicated Loans upon the terms and conditions specified therein.

Except as permitted by Section 11.05 of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

MOTOROLA, INC.

By:
Title:

2

SCHEDULE OF SYNDICATED LOANS

This Note evidences Syndicated Loans made under the within-described Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Type of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

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EXHIBIT A-2

[Form of Money Market Note]

PROMISSORY NOTE

January [  ], 2011

New York, New York

FOR VALUE RECEIVED, MOTOROLA, INC. (to be renamed Motorola Solutions, Inc.), a Delaware corporation (the “Company”), hereby promises to pay to                       (the “Bank”), for account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at the principal office of JPMorgan Chase Bank, N.A., the aggregate unpaid principal amount of the Money Market Loans made by the Bank to the Company under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Money Market Loan, at such office, in like money and funds, for the period commencing on the date of such Money Market Loan until such Money Market Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and maturity date of each Money Market Loan made by the Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Money Market Loans made by the Bank.

This Note is one of the Money Market Notes referred to in the Revolving Credit Agreement dated as of January [  ], 2011 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) between Motorola, Inc. (to be renamed Motorola Solutions, Inc.), the lenders named therein (including the Bank) and JPMorgan Chase Bank, N.A. as administrative agent, providing for Loans in an aggregate principal amount initially not to exceed $1,500,000,000, and evidences Money Market Loans made by the Bank to the Company thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Money Market Loans upon the terms and conditions specified therein.

Except as permitted by Section 11.05 of the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

MOTOROLA, INC.

By:
Title:

2

SCHEDULE OF MONEY MARKET LOANS

This Note evidences Money Market Loans made under the within-described Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Type of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

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EXHIBIT B-1

[Form of Opinion of Counsel to the Company]

January [  ], 2011

To the Banks party to the
Credit Agreement referred to
below and JPMorgan Chase Bank, N.A. as Administrative Agent

Ladies and Gentlemen:

I have acted as counsel to Motorola, Inc. (to be renamed Motorola Solutions, Inc.) (the “Company”) in connection with (i) the Revolving Credit Agreement (the “Credit Agreement”) dated as of January [  ], 2011 between the Company, the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for loans to be made by said lenders to the Company in an aggregate principal amount initially not to exceed $1,500,000,000 and (ii) the various other agreements and instruments referred to in the next following paragraph. Terms defined in the Credit Agreement are used herein as defined therein. This opinion is being delivered pursuant to Section 6.01(e)(i) of the Credit Agreement.

In rendering the opinions expressed below, I have examined the following agreements, instruments and other documents:

(a)	the Credit Agreement;

(b)	the Notes, if any, executed and delivered by the Company on the date hereof; and

(c)	such corporate records of the Company and such other documents as I have deemed necessary as a basis for the opinions expressed below.

The agreements, instruments and other documents referred to in the foregoing lettered clauses (other than clause (c) above) are collectively referred to as the “Credit Documents”.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Documents and certificates of appropriate representatives of the Company.

In rendering the opinions expressed below, I have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Company):

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii)	all signatories to such documents have been duly authorized; and

(iii)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

1.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Material Domestic Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the respective state indicated opposite its name in Schedule 1.

2.     The Company has all requisite corporate power to execute and deliver, and to perform its obligations under, the Credit Documents. The Company has all requisite corporate power to borrow under the Credit Agreement.

3.     The execution, delivery and performance by the Company of each Credit Document, and the borrowings by the Company under the Credit Agreement, have been duly authorized by all necessary corporate action on the part of the Company.

4.     Each Credit Document has been duly executed and delivered by the Company.

5.     No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America or the State of Illinois is required on the part of the Company for the execution, delivery or performance by the Company of any Credit Document or for the borrowings by the Company under the Credit Agreement.

6.     The execution, delivery and performance by the Company of, and the consummation by the Company of the transactions contemplated by, the Credit Documents do not and will not (a) violate any provision of its charter or by-laws, (b) violate any applicable law, rule or regulation, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Company or any of the Material Domestic Subsidiaries of which I have knowledge (after reasonable inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge (after reasonable inquiry) to which the Company or any of the Material Domestic Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or result in the creation or imposition of any Lien upon any Property of the Company pursuant to, the terms of any such agreement or instrument.

2

7.     Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009 and the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended October 2, 2010, I have no knowledge (after reasonable inquiry) of any legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, pending or threatened against or affecting any Company or any of the Company’s Subsidiaries or any of their respective Properties that, if adversely determined, are likely to have a Material Adverse Effect.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America, the Delaware General Corporation Law and the law of the State of Illinois, and I do not express any opinion as to the laws of any other jurisdiction.

At the request of my client, this opinion letter is provided to you by me in my capacity as counsel to the Company and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, my prior written consent.

Very truly yours,

3

EXHIBIT B-2

[Form of Opinion of Special Counsel to the Company]

January [  ], 2011

To the Banks party to the
Credit Agreement referred to
below and JPMorgan Chase Bank, N.A.,
 as Administrative Agent

Ladies and Gentlemen:

We have acted as counsel to Motorola, Inc. (to be renamed Motorola Solutions, Inc.) (the “Company”) in connection with (i) the Revolving Credit Agreement (the “Credit Agreement”) dated as of January [  ], 2011 between the Company, the lenders named therein and JPMorgan Chase Bank, N.A. as Administrative Agent, providing for loans to be made by said lenders to the Company in an aggregate principal amount initially not to exceed $1,500,000,000 and (ii) the various other agreements and instruments referred to in the next following paragraph. Terms defined in the Credit Agreement are used herein as defined therein. This opinion letter is being delivered pursuant to Section 6.01(e)(ii) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

(a)	the Credit Agreement;

(b)	the Notes, if any, executed and delivered by the Company on the date hereof; and

(c)	such corporate records of the Company and such other documents as we have deemed necessary as a basis for the opinions expressed below.

The agreements, instruments and other documents referred to in the foregoing lettered clauses (other than clause (c) above) are collectively referred to as the “Credit Documents”.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Documents and certificates of appropriate representatives of the Company.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that (except with respect to clause (i) below, to the extent set forth in the opinions expressed below, as to the Company):

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii)	all signatories to such documents have been duly authorized; and

(iii)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that each Credit Document constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of the Credit Documents and the obligations of the Company thereunder and the availability of certain rights and remedial provisions provided for in the Credit Documents are subject to (i) the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, (ii) general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (x) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (y) a creditor’s enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor’s implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (z) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy, and (iii) concepts of materiality, reasonableness, good faith and fair dealing.

(B) The enforceability of Section 11.03 of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

2

(C)          The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(D)          We express no opinion as to: (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of New York) that limit the interest, fees or other charges such Bank may impose; (ii) Section 4.07(c) of the Credit Agreement; (iii) the second sentence of Section 11.09 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Documents; (iv) the waiver of inconvenient forum set forth in Section 11.09 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York; (v) the enforceability of any provisions contained in the Credit Documents that purport to establish (or may be construed to establish) evidentiary standards; (vi) the legality, validity, binding effect or enforceability of any provision of any of the Credit Documents insofar as they provide for the payment or reimbursement of costs and expenses or indemnification for claims, losses, or liabilities in excess of a reasonable amount determined by any court or other tribunal; (vii) the effect of the compliance or noncompliance of the Administrative Agent or any Bank with any state or federal laws or regulations (including, without limitation, any unpublished order, decree, or directive issued by any governmental authority) applicable to such Administrative Agent or Bank because of its legal or regulatory status, the nature of its business, or its authority to conduct business in any jurisdiction; and (viii) the enforceability of any provisions of the Credit Documents that provide that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that each and every remedy shall be cumulative and in addition to every other remedy or that any delay or omission to exercise any right or remedy shall not impair any other right or remedy or constitute a waiver thereof.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is given as of its date and we assume no obligation to supplement or update this opinion as of any date occurring hereafter. This opinion is limited to the matters on which you have requested our opinion, and we express no opinion on any other matter. At the request of our client, this opinion letter is provided to you by us in our capacity as special counsel to the Company and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.  No attorney-client relationship exists or has existed by reason of our preparation, execution and delivery of this opinion letter to any addressee hereof or other person other than the Company.  In permitting reliance hereon by any person or entity other than the Company, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

3

EXHIBIT C

[Form of Money Market Quote Request]

[Date]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

From:	Motorola, Inc. (to be renamed Motorola Solutions, Inc.)

Re:	Money Market Quote Request

Pursuant to Section 2.03 of the Revolving Credit Agreement dated as of January [  ], 2011 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) between Motorola, Inc. (to be renamed Motorola Solutions, Inc.) (the “Company”), the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for Loans in an aggregate principal amount initially not to exceed $1,500,000,000, we hereby give notice that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Borrowing Date	Quotation Date[*1]	Amount[*2]	Interest Type[*3]	Interest Period[*4]

Terms used herein have the meanings assigned to them in the Credit Agreement.

MOTOROLA, INC.

By:
Title:

*	All numbered footnotes appear on the last page of this Exhibit.

[1]	For use if a Set Rate in a Set Rate Auction is requested to be submitted before the Borrowing Date.

[2]	Each amount must be $20,000,000 or a larger multiple of $1,000,000.

[3]	Insert either “LIBO Margin” (in the case of LIBOR Market Loans) or “Set Rate” (in the case of Set Rate Loans).

[4]

One, two, three or six months, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of not less than 7 days and no greater than 180 days after the making of such Set Rate Loan and ending on a Business Day.

EXHIBIT D

[Form of Money Market Quote]

To:          JPMorgan Chase Bank, N.A., as Administrative Agent

Attention:

Re:          Money Market Quote to Motorola, Inc. (to be renamed Motorola Solutions, Inc.) (the “Company”)

This Money Market Quote is given in accordance with Section 2.03(c) of the Revolving Credit Agreement dated as of January [  ], 2011 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) between Motorola, Inc. (to be renamed Motorola Solutions, Inc.), the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for Loans in an aggregate principal amount initially not to exceed $1,500,000,000. Terms defined in the Credit Agreement are used herein as defined therein.

In response to the Company’s invitation dated              , 201  , we hereby make the following Money Market Quote(s) on the following terms:

1.     Quoting Bank:

2.     Person to contact at Quoting Bank:

3.     We hereby offer to make Money Market Loan(s) in the following principal amount[s], for the following Interest Period(s) and at the following rate(s):

Borrowing Date	Quotation Date[*1]	Amount[*2]	Interest Type[*3]	Interest Period[*4]	Interest Rate[*5]

provided that the Company may not accept offers that would result in the undersigned making Money Market Loans pursuant hereto in excess of $                    in the aggregate (the “Money Market Loan Limit”).

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] us to make the Money Market Loan(s) for which any offer(s) (is/are) accepted, in whole or in part (subject to the third sentence of Section 2.03(e) of the Credit Agreement and any Money Market Loan Limit specified above).

Very truly yours,

[NAME OF BANK]

By:
Authorized Officer

Dated:  ,

[1]	As specified in the related Money Market Quote Request.

[2]	The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 (or a larger multiple of $1,000,000).

[3]	Indicate “LIBO Margin” (in the case of LIBOR Market Loans) or “Set Rate” (in the case of Set Rate Loans).

[4]

One, two, three or six months, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of no less than 7 days and no greater than 180 days after the making of such Set Rate Loan and ending on a Business Day, as specified in the related Money Market Quote Request.

[5]

For a LIBOR Market Loan, specify margin over or under the applicable LIBO Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”. For a Set Rate Loan, specify rate of interest per annum (rounded to the nearest 1/10,000 of 1%).

2

EXHIBIT E

[Form of Confidentiality Agreement]

CONFIDENTIALITY AGREEMENT

[Date]

[Insert Name and

  Address of Prospective

  Participant or Assignee]

Re:                               Revolving Credit Agreement dated as of January [  ], 2011 (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”), between Motorola, Inc. (to be renamed Motorola Solutions, Inc.) (the “Company”), the lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for Loans in an aggregate principal amount initially not to exceed $1,500,000,000.

Dear Ladies and Gentlemen:

As a Bank party to the Credit Agreement, we have agreed with the Company pursuant to Section 11.11 of the Credit Agreement to use reasonable precautions to keep confidential, except as otherwise provided therein, all non-public information identified by the Company as being confidential at the time the same is delivered to us pursuant to the Credit Agreement.

As provided in said Section 11.11, we are permitted to provide you, as a prospective [holder of a participation in the Loans (as defined in the Credit Agreement)] [assignee Bank], with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives and for the benefit of us and the Company) to restrict dissemination of any Confidential Information (as defined below) only to those of your directors, officers, employees and representatives who are involved in the evaluation of such information, and to use reasonable precautions to keep such information confidential, in accordance with your customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices. For purposes hereof, “Confidential Information” shall mean any non-public information supplied to the Banks by the Company pursuant to the Credit Agreement that is identified (in writing in the case of written information) by the Company as being confidential at the time the same is delivered to the Banks or the Administrative Agent, provided that nothing herein shall limit your disclosure of any such information (i) after such information shall have become public (other than through a violation hereof or of Section 11.11 of the Credit Agreement) or after the Company shall have given its consent in writing to such disclosure, (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to your counsel or other experts, provided that such counsel or experts shall be bound by the requirements hereof with respect to any such information, (iv) to bank examiners (or any other regulatory authority having jurisdiction over you) or to auditors or accountants, (v) to the Administrative Agent (or to J.P. Morgan Securities Inc.) or any Bank (or to any of their respective affiliates), provided that any such disclosure to any such affiliate shall be made on a “need to know” basis only for use by such affiliate (and each of its officers, directors and employees) solely in connection with the transactions contemplated by the Credit Agreement and each such affiliate (and each of its officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth herein, (vi) in connection with any litigation to which you are a party, or in connection with the enforcement of rights or remedies hereunder, provided that you shall use reasonable efforts to cooperate with the Company to reasonably minimize the extent of any such disclosure or to obtain confidential treatment of information to be disclosed, (vii) to your subsidiaries or affiliates in connection with your financial advisory, investment banking and other services or (viii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement substantially in the form hereof, provided, further, that in no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished by the Company hereunder except to the extent it has agreed to do so in writing in conjunction with the receipt of such information.

If you are a prospective assignee, your obligations under this Confidentiality Agreement shall be superseded by Section 11.11 of the Credit Agreement on the date upon which you become a Bank under the Credit Agreement pursuant to Section 11.05 thereof.

Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality Agreement and returning the same to us.

Very truly yours,

[INSERT NAME OF BANK]

By:

The foregoing is agreed to

as of the date of this letter.

[INSERT NAME OF PROSPECTIVE

PARTICIPANT OR ASSIGNEE]

By:

2

EXHIBIT F

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Revolving Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Revolving Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Revolving Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Revolving Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Bank](1)]

3.	Borrower:	Motorola, Inc. (to be renamed Motorola Solutions, Inc.)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Revolving Credit Agreement

(1)           Select as applicable.

5.	Credit Agreement:

The $1,500,000,000 Revolving Credit Agreement dated as of January [ ], 2011 between Motorola, Inc. (to be renamed Motorola Solutions, Inc.), the Banks parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
Commitments	$	$		%

Effective Date (herein, the “Effective Date”):                      , 20          [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2

[Consented to and](3) Accepted:

JPMORGAN CHASE BANK, N.A., as

Administrative Agent

By
Title:

[Consented to:
MOTOROLA, INC.,

By
Title:](4)

(2)	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

(3)	To be added only if the consent of the Administrative Agent is required by the terms of the Revolving Credit Agreement.

(4)	To be added only if the consent of the Company is required by the terms of the Revolving Credit Agreement

3

ANNEX 1

$1,500,000,000 REVOLVING CREDIT AGREEMENT DATED AS OF JANUARY [  ], 2011

BETWEEN MOTOROLA, INC. (TO BE RENAMED MOTOROLA SOLUTIONS, INC.),

CERTAIN BANKS PARTY THERETO, AND JPMORGAN

CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1.  Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Revolving Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Revolving Credit Agreement, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Revolving Credit Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Revolving Credit Agreement.

1.2.  Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Revolving Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Revolving Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Revolving Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder and (iv) it has received a copy of the Revolving Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.02 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Revolving Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Revolving Credit Agreement are required to be performed by it as a Bank.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,

interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT G-1

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders that Are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the revolving credit agreement dated as of January [  ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Motorola, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.06 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: January [ ], 2011

EXHIBIT G-2

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the revolving credit agreement dated as of January [  ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Motorola, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.06 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: January [ ], 2011

EXHIBIT G-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants that Are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the revolving credit agreement dated as of January [  ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Motorola, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.06 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: January [ ], 2011

EXHIBIT G-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the revolving credit agreement dated as of January [  ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Motorola, Inc. (the “Company”), JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.06 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: January [ ], 2011